                             CREDIT AGREEMENT

                              $70,000,000.00

                                   among

                    OUTSOURCING SERVICES GROUP, INC.,
                               As Guarantor

                   AEROSOL SERVICES COMPANY, INC., AND
               PIEDMONT LABORATORIES, INC.,TOGETHER WITH
                    SUBSIDIARIES OF OSG WHICH BECOME
                     ADDITIONAL BORROWERS HEREUNDER,
                               as Borrowers,

                   EACH OF THE FINANCIAL INSTITUTIONS
                      INITIALLY A SIGNATORY HERETO,
                      TOGETHER WITH THOSE ASSIGNEES
                    PURSUANT TO SECTION 11.8 HEREOF,
                                as Lenders,

                       BT COMMERCIAL CORPORATION,
                                 as Agent.

                                    and

                         HELLER FINANCIAL, INC.,
                                as Co-Agent


                       DATED AS OF JANUARY 8, 1998





                             TABLE OF CONTENTS


 ANNEXES

          Annex I    -  List of Lenders and Commitment Amounts

 EXHIBITS

          Exhibit A  -  Form of Revolving Note
          Exhibit B  -  Form of Borrower Security Agreement
          Exhibit C  -  Form of Lock Box Agreement and Blocked Account
                          Agreement
          Exhibit D  -  Form of Compliance Certificate
          Exhibit E  -  Form of Borrowing Base Certificate
          Exhibit F  -  Form of Notice of Borrowing
          Exhibit G  -  Form of Assignment and Assumption Agreement
          Exhibit H  -  Form of Collateral Access Agreement
          Exhibit I  -  Forms of Joinder Agreement(s)
          Exhibit J  -  Form of Guarantor Security Agreement
          Exhibit K  -  Form of OSG Guarantee
          Exhibit L  -  Form of Borrower Guarantee
          Exhibit M  -  Form of Subsidiary Guarantee
          Exhibit N  -  Form of Pledge Agreement
          Exhibit O  -  Form of Intercompany Note
          Exhibit P  -  Form of Letter of Credit Request

  SCHEDULES

          Schedule A -  Closing Document List
          Schedule B -  Disclosure Schedule


                              CREDIT AGREEMENT

             THIS CREDIT AGREEMENT (this "Agreement") is entered into as of January 8, 1998, among OUTSOURCING SERVICES GROUP, INC., a Delaware corporation, as a Guarantor ("OSG"), its wholly-owned Subsidiaries AEROSOL SERVICES COMPANY, INC., a California corporation ("ASC"), and PIEDMONT LABORATORIES, INC., a Georgia corporation ("PLI"), as the initial Borrowers and, following consummation of the Kolmar Acquisition, KOLMAR LABORATORIES, INC., a Delaware corporation ("Kolmar"), as an additional Borrower, each financial institution identified on Annex I (together with its successors and assigns, a "Lender"), and BT COMMERCIAL CORPORATION acting as agent for the Lenders and the Issuing Bank (the "Agent") and HELLER FINANCIAL, INC. acting as co-agent (the "Co-Agent").

                            W I T N E S S E T H

             WHEREAS, OSG owns all of the issued and outstanding capital stock of ASC and PLI;

             WHEREAS, OSG has entered into that certain Share and Asset Purchase Agreement dated October 28, 1997, among CCL Industries, Inc. ("CCL"), CCL Industries Corporation and OSG (the "Purchase Agreement") pursuant to which OSG will purchase all of the issued and outstanding capital stock of Kolmar and certain assets of CCL (the "Kolmar Acquisition") on the terms set forth therein;

             WHEREAS, in order to fund the purchase price for the Kolmar Acquisition, OSG will borrow at least $70,000,000 (the "Bridge Loan") and certain existing shareholders of OSG will purchase at least $20,900,000 of additional common stock of OSG;

             WHEREAS, OSG, ASC and PLI have requested that the Lenders make loans and other financial accommodations available to Borrowers to refinance certain Indebtedness of OSG, ASC and PLI and for other working capital and corporate purposes of the Borrowers as provided herein, including future acquisitions, and that, in connection therewith, the Agent act as agent for the Lenders;

             WHEREAS, OSG, ASC and PLI have requested that additional Subsidiaries of OSG, including Kolmar, may become Borrowers or Borrower Parties hereunder; and

             WHEREAS, the Lenders are willing to make loans and other financial accommodations available to the Borrowers, including future Subsidiaries of OSG, and the Agent is willing to act as agent in connection therewith, in each case on the terms and subject to the conditions set forth herein;

             NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                               ARTICLE I.

                              DEFINITIONS.

             1.1  General Definitions.

 Accounts means (i) with respect to any Borrower, as defined in the Security Agreement, and (ii) with respect to any Guarantor, as defined in the Guarantor Security Agreement.

 Acquisition means (i) the acquisition by any Credit Party of all of the issued and outstanding capital stock or other equity interests of a Person,
 (ii) the acquisition by any Credit Party of all or substantially all of the assets of a Person or a line of business of a Person or (iii) the merger or consolidation of any Credit Party with a Person other than a Person that was a Subsidiary of such Credit Party immediately prior to such merger.

 Acquisition Documents means, (i) as to the Kolmar Acquisition, the Purchase Agreement (including all schedules and exhibits thereto) and all other agreements or instruments entered into by any Credit Party pursuant to or in connection therewith or in connection with the Kolmar Acquisition, and
 (ii) as to any other Permitted Acquisition, the stock or asset purchase agreement (including all schedules and exhibits thereto) and all other agreements or instruments entered into by any Credit Party pursuant to or in connection therewith or with the Permitted Acquisition, in each case as amended, supplemented or otherwise modified from time to time to the extent not prohibited by the terms of any Credit Document.

 Adjusted Eurodollar Rate means, with respect to each Interest Period for any Eurodollar Rate Loan, the rate obtained by dividing (i) the Eurodollar Rate for such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against "Eurocurrency liabilities" as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

 Affiliate of a Person means another Person who directly or indirectly controls, is controlled by, is under common control with or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a business; provided, however, that entities controlled by HVP shall not be Affiliates of the Credit Parties within the meaning of this definition based upon HVP's direct or indirect ownership of equity interests or voting stock of OSG on the Closing Date.

 Agent is defined in the preamble to this Credit Agreement, and shall include any successor appointed pursuant to Section 10.8.

 Agent Advance is defined in Section 2.2.

 Applicable Eurodollar Rate Margin means 2.25% per annum; provided that if the Funded Debt Ratio for the applicable period ending with the then most recently ended fiscal quarter (as shown on the quarterly Compliance Certificate delivered pursuant to Section 7.1) is within the ranges set out below and no Default or Event of Default exists as of the end of such fiscal quarter (as shown on such Compliance Certificate or otherwise), the Applicable Eurodollar Rate Margin shall be the per annum rate set out opposite the applicable range below:


          Funded Debt Ratio             Applicable  Eurodollar Rate Margin
          -----------------             ----------------------------------
   less than or equal to 3.75:1.0
      but greater than 3.25:1.0                      2.0%
   less than or equal to 3.25:1.0
      but greater than 2.75:1.0                      1.75%
   less than or equal to 2.75:1.0                    1.5%


 In the event of the delivery of a Compliance Certificate showing an increase or decrease in the Funded Debt Ratio which requires a change in the Applicable Eurodollar Rate Margin, the change in the Applicable Eurodollar Rate Margin shall be effective from the first day of the calendar month immediately following receipt of the Compliance Certificate (provided that the Compliance Certificate is received by the Agent no later than 10:00 A.M. Los Angeles time at least one (1) Business Day prior to the first of such calendar month) until the next such date on which the Applicable Eurodollar Margin Rate is subject to change following the delivery of (or failure to deliver) a Compliance Certificate showing an increase or decrease in the Funded Debt Ratio which requires a change in the Applicable Eurodollar Rate Margin. The failure to deliver any Compliance Certificate by the date required hereunder (after giving effect to any applicable grace period) shall automatically cause the Applicable Eurodollar Rate Margin to be the maximum per annum rate described above, effective as of the first day of the calendar month immediately following the date on which the delivery of the Compliance Certificate was otherwise required.

 Applicable Lending Office means, with respect to each Lender, such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Loan, and such Lender's Domestic Lending Office in the case of a Prime Rate Loan.

 Applicable Prime Rate Margin means 0.75% per annum; provided that if the Funded Debt Ratio for the applicable period ending with the then most recent ended fiscal quarter (as shown on the quarterly Compliance Certificate delivered pursuant to Section 7.1) is within the ranges set out below and no Default or Event of Default exists as of the end of such fiscal quarter (as shown on such Compliance Certificate or otherwise), the Applicable Prime Rate Margin shall be the per annum rate set out opposite the applicable range below:


          Funded Debt Ratio             Applicable Prime Rate Margin
          -----------------             ----------------------------
    less than or equal to 3.75:1.0
       but greater than 3.25:1.0                    0.50%
    less than or equal to 3.25:1.0
       but greater than 2.75:1.0                    0.25%
    less than or equal to 2.75:1.0                  0%

 In the event of the delivery of a Compliance Certificate showing an increase or decrease in the Funded Debt Ratio which requires a change in the Applicable Prime Rate Margin, the change in the Applicable Prime Rate Margin shall be effective from the first day of the calendar month immediately following receipt of the Compliance Certificate (provided that the Compliance Certificate is received by the Agent no later than 10:00 A.M. Los Angeles time at least one (1) Business Day prior to the first day of such calendar month) until the next such date on which the Applicable Prime Rate Margin is subject to change following the delivery of (or failure to deliver) a Compliance Certificate showing an increase or decrease in the Funded Debt Ratio which requires a change in the Applicable Prime Rate Margin. The failure to deliver any Compliance Certificate by the date required hereunder (after giving effect to any applicable grace period) shall automatically cause the Applicable Prime Rate Margin to be the maximum per annum rate described above, effective as of the first day of the calendar month immediately following the date on which the delivery of the Compliance Certificate was otherwise required.

 ASC is defined in the preamble to this Credit Agreement.

 Assignment and Assumption Agreement is defined in Section 11.8.

 Auditors means a nationally recognized firm of independent public accountants selected by the Borrowers and satisfactory to the Agent in its sole discretion. For purposes of this Credit Agreement, the firm of Deloitte & Touche LLP or KPMG Peat Marwick shall be deemed to be satisfactory to the Agent.

 Bankruptcy Code means Title 11 of the U.S. Code (11 U.S.C. sections 101 et seq.), as amended from time to time, and any successor statute.

 Benefit Plan means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which OSG, any Subsidiary of OSG or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

 Blocked Account Agreement is defined in Section 4.11.

 Borrower Guarantee means the Borrower Guarantee and Contribution Agreement executed by the Borrowers in favor of the Agent, the Lenders and the Issuing Bank pursuant to Section 5.1(a), substantially in the form of Exhibit L.

 Borrower Party means any of the Borrowers, Kolmar Canada and any Foreign Subsidiary of a Borrower designated as a "Borrower Party" in accordance with Sections 8.17 or Section 8.20 hereof as to which all conditions set forth in such Sections have been met.

 Borrower Security Agreement means the Security Agreement executed by the Borrowers pursuant to Section 5.1(a) substantially in the form of Exhibit B.

 Borrowers means (i) prior to consummation of the Kolmar Acquisition, ASC and PLI, collectively, (ii) upon consummation of the Kolmar Acquisition, ASC, PLI and Kolmar, collectively, and (iii) upon consummation of a Permitted Acquisition, any Subsidiary of OSG designated as a "Borrower" in accordance with Section 8.20 hereof and as to which all conditions set forth in such Section 8.20 have been met, collectively with the other Persons then Borrowers hereunder.

 Borrowing means a borrowing consisting of Revolving Loans of the same Type made, continued or converted on the same day.

 Borrowing Base means, as to each Borrower Party, the sum of:

                (i) up to eighty-five percent (85%) of its Eligible Accounts Receivable, plus

                (ii) the lesser of $20,000,000.00 and up to sixty percent (60%) of its Eligible Inventory, plus

                (iii) the lesser of $16,500,000 and

                      (A) from the Closing Date to and including December 31, 1999 the sum of (x) up to sixty-five percent (65%) of the Equipment Value of its Eligible Equipment and
                      (y) up to thirty percent (30%) of the Real Estate Value of its Eligible Real Property; and

                      (B) in 2000, the sum of (x) up to fifty-five percent (55%) of the Equipment Value of its Eligible Equipment and (y) up to twenty percent (20%) of the Real Estate Value of its Eligible Real Property ; and

                      (C) in 2001, the sum of (x) up to forty-five percent (45%) of the Equipment Value of its Eligible Equipment and (y) up to ten percent (10%) of the Real Estate Value of its Eligible Real Property; and

                      (D) thereafter, up to thirty-five percent (35%) of the Equipment Value of its Eligible Equipment; minus

                (iv) the aggregate amount of reserves, if any, established by the Agent under Section 2.1(b).

             The Borrowing Base of each Borrower shall be determined for such Borrower and each of its Subsidiaries which are Borrower Parties (but not Borrowers).

 Borrowing Base Certificate means a certificate of Borrowers showing the Borrowing Base of each Borrower Party provided under Section 5.1 or Section
 7.2 and substantially in the form of Exhibit E.

 Bridge Loan is defined in the preamble to this Credit Agreement, and shall include any "Term Loan" made in accordance with the terms of the Bridge Loan Documents in a principal amount not to exceed the then outstanding principal amount of the Bridge Loan.

 Bridge Loan Documents means the Senior Subordinated Credit Agreement dated as of the Closing Date among OSG, certain of its Subsidiaries as guarantors, the lenders named therein and Bankers Trust Company, as Agent pursuant to which the Bridge Loan is to be made, which shall contain such terms and conditions as approved by the Agent and the Majority Lenders, as amended, supplemented or otherwise modified from time to time to the extent permitted under Section 8.11(c) hereof.

 Business Day means any day that is not a Saturday, Sunday or a day on which commercial banks in Los Angeles, California or New York, New York are required or permitted by law to be closed. When used in connection with Eurodollar Rate Loans, this definition will also exclude any day on which commercial banks are not open for dealing in U.S. dollar deposits in the London (England, U.K.) interbank market.

 Capital Expenditures for a period means, the sum of all expenditures capitalized for financial statement purposes in accordance with GAAP (whether payable in cash or other property or accrued as a liability), including the capitalized portion of Capital Leases and that portion of Investments allocable to property, plant or equipment. Capital

 Expenditures shall exclude proceeds of a Casualty Loss applied to the repair or replacement of the property affected by the Casualty Loss.

 Capital Lease means, as to any Person, any lease of property, whether real, personal or mixed, under which such Person is the lessee or sublessee which, in conformity with GAAP, should be accounted for as a capital lease on such Person's balance sheet.

 Cash Equivalents means any of the following, so long as the same are maintained in accounts in which the Agent has a perfected first priority security interest and, to the extent constituting Investment Property,
 Control: (i) securities issued, guarantied or insured by the United States or any of its agencies and having maturities of not more than one year;
 (ii) certificates of deposit having maturities of not more than one year issued by the Agent, any Lender or by a U.S. federal or state chartered commercial bank of recognized standing whose capital and unimpaired surplus is in excess of $200,000,000 and whose short-term commercial paper rating, or that of its parent holding company, is at least A-1 or the equivalent by Standard & Poor's Rating Group, a division of McGraw Hill, Inc. ("S&P") and at least P-1 or the equivalent by Moody's Investors Services, Inc.; and
 (iii) commercial paper maturing no more than one (1) year from the date issued and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's Investors Services, Inc.

 Casualty Loss means (i) the loss, damage, or destruction of any asset owned or used by any Credit Party, (ii) the condemnation, confiscation, or other taking, in whole or in part, of any such asset, or (iii) the diminishment of such asset so as to render use for its intended purpose impracticable or unreasonable.

 Change of Control means the occurrence of one or more of the following events:

                (i) G+M and HVP or entities controlled by or under common control with such Persons shall cease to have the power, by ownership of stock, pursuant to the Stockholder Agreement or otherwise, collectively, to elect a majority of the board of directors of OSG; or

               (ii) any "person" or "group" (as those terms are defined in the Securities Exchange Act of 1934, in effect on the date hereof) other than G + M or HVP or entities controlled by or under common control with such Persons shall acquire or become the beneficial owner of shares representing 25% or more of the shares of OSG's stock having the power to elect directors; or

              (iii) OSG shall cease to be the legal and beneficial owner, directly or indirectly, of all of the issued and outstanding capital stock of any Borrower; or

               (iv) a "change of control" occurs within the meaning of such term (or similar term) in any Subordinated Debt or the Governing Documents of OSG.

 Closing Date means, the date, if any, prior to January 31, 1998 on which the conditions set forth in Sections 5.1 and 5.2 have been satisfied or waived and the initial Revolving Loans are made.

 Closing Document List is defined in Section 5.1.

 Co-Agent is defined in the preamble to this Credit Agreement.

 Code is defined in Section 1.3.

 Collateral means, collectively, all property and interests in property, real, personal or mixed, identified as security for the Obligations under the Collateral Documents.

 Collateral Access Agreement means any landlord waiver, mortgagee waiver, bailee letter or any similar acknowledgement agreement of any warehouseman or processor in possession of Inventory, substantially in the form of Exhibit H or such other form as is approved by the Agent.

 Collateral Documents means, collectively, the Borrower Security Agreement, the Guarantor Security Agreement, the Intellectual Property Security Agreements, all Pledge Agreements, all Pledge Amendments, all Joinder Agreements, all Mortgages, all Lockbox Agreements, all Blocked Account Agreements and all other contracts, instruments and other documents pursuant to which Liens or Control are now or hereafter granted to the Agent to secure the Obligations.

 Collection Account is defined in Section 4.11.

 Collections means all cash, funds, checks, notes, instruments and any other form of remittance tendered by account debtors in payment of Accounts.

 Commitment of a Lender means its commitment to make Revolving Loans and to participate in Letters of Credit, up to the amount set forth opposite its name on Annex I or in the applicable Assignment and Assumption Agreement, as such amount may be reduced from time to time.

 Compliance Certificate means a certificate delivered by Borrowers pursuant to Section 7.1 substantially in the form attached hereto as Exhibit D, including a calculation in reasonable detail of compliance with the covenants set forth in Article 8.

 Concentration Account is defined in Section 4.11.

 Contingent Obligation means, without duplication, any direct, indirect, contingent or non-contingent guaranty or obligation for the Indebtedness of another, except endorsements in the ordinary course of business.

 Contractual Obligation, as applied to any Person, means any provision of any securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, lease, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

 Control means "control" over Investment Property within the meaning of
 Section 8-106 of the Code.

 Credit Agreement means this Credit Agreement, as it may be supplemented, amended, extended, amended and restated or otherwise modified from time to time.

 Credit Documents means, collectively, this Credit Agreement, the Revolving Notes, the Letters of Credit, each Guarantee, each Intercompany Note, each Joinder Agreement, each of the Collateral Documents and all other documents, agreements, instruments, opinions and certificates now or hereafter executed and delivered in connection herewith or therewith, as modified, amended, extended, restated or supplemented from time to time.

 Credit Parties means, collectively, OSG, the Borrowers, all Subsidiaries of OSG and any other parties to the Credit Documents (except the Lenders, the Agent, the Co-Agent and issuers of opinions).

 Default means an event, condition or default which with the giving of notice, the passage of time or both would be an Event of Default.

 Defaulting Lender is defined in Section 2.8.

 Disbursement Account means, as to each Borrower, its operating account maintained with the Disbursement Account Bank.

 Disbursement Account Bank means Bankers Trust (Delaware).

 Dollars or $ means United States Dollars.

 Domestic Lending Office means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Annex I hereto or in the applicable Assignment and Assumption Agreement, as such annex may be amended from time to time.

 Domestic Subsidiary means each Subsidiary of OSG organized under the laws of the United States or any state thereof.

 EBITDA for a period means the consolidated net income (loss) of OSG and its Subsidiaries for the period (i) plus all Interest Expense, income and franchise tax expense, depreciation and amortization (including amortization of any goodwill or other intangibles) for the period, (ii) minus gains or plus losses attributable to any fixed asset sales in the period, (iii) plus or minus any other non-cash charges which have been subtracted or added in calculating consolidated net income for the period,
 (iv) minus extraordinary gains or plus extraordinary losses, net of taxes and (v) plus any expenses incurred in connection with the Transactions on or prior to the Closing Date (excluding those expenses which have been capitalized) paid in such period.

 Eligible Accounts Receivable means, as to any Borrower Party, Accounts of such Borrower Party deemed by the Agent in the exercise of its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. In determining the amount to be so included, the face amount of such Accounts shall be reduced by the amount of all returns, discounts, deductions, claims, credits, charges, or other allowances. Whenever proceeds of a Revolving Loan are to be used by a Borrower, immediately and directly, to purchase Accounts in any Permitted Acquisition or to acquire a Person which will be a Borrower Party in accordance with Section 8.20 then, subject to (i) such arrangements as the Agent may reasonably request to ensure that the proceeds are so used, (ii) the Borrower's compliance with
 Section 8.20 and (iii) the satisfaction of all other conditions of eligibility, such Accounts shall be added to Eligible Accounts for purposes of determining the Borrowing Base of such Borrower. Unless otherwise approved in writing by the Agent, an Account shall not be an Eligible Account Receivable if (without duplication):

             (a) it arises out of a sale made by the Borrower Party to an Affiliate; or

             (b) it is unpaid more than 90 days after the original date of invoice; or

             (c) it is owed by an account debtor as to which fifty percent (50%) or more of all Accounts owed by that account debtor (and its

 Affiliates) are ineligible under clause (b) above; or

             (d) when aggregated with all other Accounts of an account debtor, the Account exceeds fifteen percent (15%), or thirty percent (30%) for Sebastian International, in face value of all Accounts of all Borrower Parties then outstanding, but only to the extent of such excess, unless supported by an irrevocable letter of credit satisfactory to the Agent (as to form, substance and issuer) and assigned to and directly drawable by the Agent; or

             (e) the account debtor for the Account is a creditor of the Borrower Party, has asserted a right of setoff, has disputed its liability or made any claim with respect to the Account or any other Account which has not been resolved, but only to the extent of the amount owed by the Borrower Party to the account debtor, the amount of such actual or asserted right of setoff, or the amount of such dispute or claim, as the case may be; or

             (f) the account debtor is (or its assets are) the subject of an Insolvency Event; or

             (g) the Account is not payable in Dollars or the account debtor for the Account is located outside the continental United States or Canada, unless the Account is supported by an irrevocable letter of credit satisfactory to the Agent (as to form, substance and issuer) and assigned to and directly drawable by the Agent; or

             (h) the sale to the account debtor is on a bill-and-hold, guarantied sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return; provided that Accounts in an aggregate amount of up to $3,000,000 for all Borrower Parties may be Eligible Accounts Receivable hereunder if the goods have been completed and stored at the direction of the account debtor, which has been confirmed in writing; or

             (i) the Agent reasonably determines in good faith by its own credit analysis that collection of the Account is uncertain or the Account may not be paid; or

             (j) the account debtor is the United States of America or Canada or any department, agency or instrumentality thereof, unless the Borrower Party duly assigns its rights to payment of such Account to the Agent pursuant, in the case of the United States of America, to the Assignment of Claims Act of 1940, as amended (31 U.S.C. sections 3727 et seq.) and, in the case of Canada, pursuant to any corresponding Requirements of Law; or

             (k) the goods giving rise to such Account have not been shipped and delivered to, or as directed by, and accepted by the account debtor, the services giving rise to such Account have not been performed and accepted, or the Account otherwise does not represent a final sale; or

             (l) the Account does not comply with all Requirements of Law, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System; or

             (m) the Account is subject to any adverse security deposit, progress payment or other similar advance made by or for the benefit of the applicable account debtor, but only to the extent of such security deposit, progress payment or other similar advance; or

             (n) the Account is not subject to a valid and perfected first priority Lien in favor of the Agent or does not otherwise conform to the representations and warranties contained in the Credit Documents.

 Eligible Equipment means, as to any Borrower Party, Equipment owned by such Borrower Party deemed by the Agent in the exercise of its Permitted Discretion to be eligible for inclusion in the Borrowing Base. Whenever proceeds of a Revolving Loan are to be used by a Borrower, immediately and directly, to purchase Equipment (including, without limitation, in any Permitted Acquisition or to acquire a Person which will be a Borrower Party in accordance with Section 8.20) then, subject to (i) such arrangements as the Agent may reasonably request to ensure that the proceeds are so used,
 (ii) compliance by the Borrower with Section 8.20 to the extent applicable, and (iii) the satisfaction of all other conditions of eligibility, such Equipment shall be added to Eligible Equipment for purposes of determining the Borrowing Base of such Borrower. Unless otherwise approved in writing by the Agent, an item of Equipment shall not be Eligible Equipment if (without duplication):

             (a) it is not owned solely by such Borrower Party or such Borrower Party does not have good, valid and marketable title thereto; or

             (b)  it is not located in the United States or Ontario, Canada;
 or

             (c) it is not located on property owned by such Borrower Party, or if located on property leased by such Borrower Party is not subject to a Collateral Access Agreement executed by the lessor; or

             (d)  it is not subject to a valid and perfected first priority

 Lien in favor of the Agent or is subject to any other Liens (other than Permitted Encumbrances described in clauses (d), (e), or (k) of Section 8.8) which are not prior to the Liens in favor of the Agent; or

             (e)  it is fixtures or accessions to Equipment; or

             (f) it has not been appraised and an appraisal meeting the requirements of Section 7.2(c) has not been delivered to the Agent; provided that with respect to new Equipment purchased by a Borrower Party in an arm's length transaction from a Person that is not an Affiliate of any Credit Party, no appraisal shall be required at the time of acquisition.

 Eligible Inventory means, as to any Borrower Party, the aggregate amount of Inventory deemed by the Agent in the exercise of its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market in accordance with GAAP consistent with the Borrower Party's current and historical accounting practice. Whenever proceeds of a Revolving Loan are to be used by a Borrower, immediately and directly, to purchase Inventory (including, without limitation, in any Permitted Acquisition or to acquire a Person which will be a Borrower Party in accordance with Section 8.20), then, subject to (i) such arrangements as the Agent may reasonably request to ensure that the proceeds are so used,
 (ii) compliance by the Borrower with Section 8.20 to the extent applicable, and (iii) the satisfaction of all other conditions of eligibility, such Inventory shall be added to Eligible Inventory for purposes of determining the Borrowing Base of such Borrower. Unless otherwise approved in writing by the Agent, an item of Inventory shall not be included in Eligible Inventory if (without duplication):

             (a) it is not owned solely by such Borrower Party or such Borrower Party does not have good, valid and marketable title thereto; or

             (b)  it is not located in the United States or Ontario, Canada;
 or

             (c) it is not located on property owned by such Borrower Party or, if located on property leased by such Borrower Party or in a contract warehouse, is not subject to a Collateral Access Agreement executed by the mortgagee, lessor or the contract warehouseman, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; or

             (d) it is not subject to a valid and perfected first priority Lien in favor of the Agent or is subject to any other Liens (other than Permitted Encumbrances described in clauses (d), (e) or (k) of Section 8.8); or

             (e) it consists of goods returned or rejected by the Borrower Party's customers or goods in transit to third parties (other than to warehouse sites covered by a Collateral Access Agreement); or

             (f) it is proprietary shipping packaging, but only to the extent the value of such proprietary shipping packaging exceeds $1,250,000 for all Borrower Parties; or

             (g) it is located on property owned or leased by an outside processor or is otherwise held by such outside processors but only to the extent that the aggregate amount of such Inventory exceeds $100,000 for all Borrower Parties; or

             (h) it is not first-quality finished goods, work-in-process, or raw materials, is obsolete or slow moving, or does not otherwise conform to the representations and warranties contained in the Credit Documents.

 Eligible Real Property means, as to any Borrower Party, real property as to which such Borrower Party owns fee simple title and which is deemed by the Agent in the exercise of its Permitted Discretion to be eligible for inclusion in the Borrowing Base. Unless otherwise approved in writing by the Agent, no parcel of real property shall be Eligible Real Property if (without duplication):

             (i) it is not owned solely by such Borrower Party or such Borrower Party does not have good, valid, marketable and insurable title thereto; or

            (ii) it is not located in the United States or Ontario, Canada; or

           (iii) it is not subject to a valid and perfected first priority Lien in favor of the Agent, which Lien has been insured by title insurance (to the extent available in such jurisdiction) in form, substance and amount acceptable to the Agent subject only to such exceptions to title as are acceptable to the Agent; or

            (iv) it has not been appraised and an appraisal meeting the requirements of Section 5.a(l) (or other valuation method approved by the Agent in its Permitted Discretion) has not been delivered to the Agent.

 Environmental Laws means all federal, state, provincial, local and foreign laws, statutes, ordinances, regulations, rules, judgments, orders, notice requirements, decrees, guidelines, policies or Requirements of Law, or common law requirements and bases of liability, relating to or imposing liability or standards of conduct concerning pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface, flora, fauna or subsurface strata), including, without limitation, those relating to emissions, discharges, releases or threatened releases or Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, in each case as now or at any time hereafter in effect.

 Environmental Reports means those environmental assessments described on Schedule B, Part 6.17.

 Equipment means (i) as to any Borrower, as defined in the Borrower Security Agreement or (ii) as to any Guarantor, as defined in the Guarantor Security Agreement.

 Equipment Value means, as to Equipment owned by any Borrower Party, the orderly liquidation value of such Borrower's Eligible Equipment as established in the most recent appraisal delivered pursuant to Section 5.1,
 Section 7.2(b) or Section 8.20 hereof (or any other valuation method approved by the Agent in its Permitted Discretion); provided that the Equipment Value of any new Equipment purchased by a Borrower Party in an arms length transaction from a Person that is not an Affiliate of a Credit Party shall initially be the purchase price thereof.

 ERISA means the Employee Retirement Income Security Act of 1974, 29 U.S.C. sections 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

 ERISA Affiliate means any entity required to be aggregated with OSG or any of its Subsidiaries under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code.

 Eurodollar Lending Office means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Annex I, as such annex may be amended from time to time (or, if no such office is specified, its Domestic Lending Office), or as specified in on Assignment and Assumption Agreement, or such other office or Affiliate of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

 Eurodollar Rate means, with respect to the Interest Period for each Eurodollar Rate Loan comprising part of the same Borrowing, an interest rate per annum equal to the rate (rounded upward to the nearest whole multiple of one-sixteenth (1/16) of one percent (1.00%) per annum, if such rate is not such a multiple) of the offered quotation, if any, to first class banks in the Eurodollar market by Bankers Trust Company for U.S. dollar deposits of amounts in immediately available funds comparable to the principal amount of the Eurodollar Rate Loan for which the Eurodollar Rate is being determined with maturities comparable to the Interest Period for which such Eurodollar Rate will apply as of approximately 10:00 A.M. New York time two (2) Business Days prior to the commencement of such Interest Period.

 Eurodollar Rate Loan means a Revolving Loan that bears interest as provided in Section 4.2 hereof.

 Event of Default is defined in Article 9.

 Excess Availability of the Borrowers, at any time, means the remaining amount then available to be borrowed by the Borrowers in accordance with
 Section 2.1(a).

 Expenses means all reasonable costs and expenses of the Agent incurred in connection with the Credit Documents and the transactions contemplated herein or therein, including, without limitation, (i) the costs of conducting record searches, examining collateral, opening bank accounts and lockboxes, depositing checks, receiving and transferring funds (including charges for checks for which there are insufficient funds), and other out-of-pocket costs of administration and costs and expenses incurred in enforcement of the Credit Documents, (ii) the fees and expenses of legal counsel and paralegals (including the allocated cost of internal counsel and paralegals), accountants, appraisers and other consultants, experts or advisors retained by the Agent, (iii) fees and expenses incurred in connection with the assignments of or sales of participations in the Revolving Loans (but excluding any fees and expenses payable by a Lender pursuant to Section 11.8(b) in connection with an assignment of its rights hereunder), (iv) the cost of title insurance premiums, real estate survey costs, fees and taxes in connection with the filing of financing statements, and (v) the costs of preparing and recording Collateral Documents, releases of Collateral, and waivers, amendments, and terminations of any of the Credit Documents.

 Expiration Date means December 31, 2002.

 Federal Funds Rate means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding

 Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

 Fees means, collectively, the Unused Line Fee, the Letter of Credit Fees, the L/C Facing Fee, the Documentary L/C Fees, the Issuing Bank Fees, and the fees provided in the Fee Letter.

 Fee Letter means the letter dated October 30, 1997 between OSG and BT Commercial Corporation providing for the payment of certain fees in connection with this Credit Agreement.

 Financial Statements means the consolidated and consolidating balance sheets, statements of operations, statements of cash flows and statements of changes in shareholder's equity of OSG and its Subsidiaries for the period specified (or for periods prior to the Closing Date, of ASC or PLI, as applicable), prepared in accordance with GAAP and consistently with prior periods.

 Fiscal Year means the fiscal year of the Credit Parties for accounting and tax purposes, which for all years after the Closing Date shall end on December 31.

 Fixed Charges means, without duplication, for the relevant period the sum of the following: (i) Interest Expenses paid in cash, (ii) provision for income and franchise taxes (excluding deferred taxes), (iii) scheduled payments of principal with respect to all Indebtedness, including payments under Capital Leases, but excluding payments of Revolving Loans which do not reduce the Commitments, (iv) Capital Expenditures, (v) dividends and distributions paid in cash to holders of any capital Stock of OSG or any warrants or options to purchase such capital stock, and (vi) amounts paid to redeem, repurchase or retire any capital stock of OSG or any warrants or options to purchase such capital stock.

 Foreign Lender means any Lender organized under the laws of a jurisdiction outside of the United States.

 Foreign Subsidiary means each Subsidiary of OSG other than a Domestic
 Subsidiary.

 Funded Debt means all Indebtedness payable more than one year after the creation thereof determined on a consolidated basis, including without limitation the Revolving Loans and the principal portion of Capital Leases, but excluding Indebtedness from one Credit Party to another.

 Funded Debt Ratio means, as of any date of determination, the ratio of (i) the aggregate amount of all Funded Debt of OSG and its Subsidiaries outstanding on such date to (ii) EBITDA of OSG and its Subsidiaries for the four fiscal quarters ending on such date; provided (a) with respect to any Subsidiary acquired in a Permitted Acquisition during such period, if OSG has delivered to the Agent financial statements audited by the Auditors including quarterly information for each fiscal quarter to be included in the calculation of EBITDA, EBITDA for such four fiscal quarter period shall be calculated after giving pro forma effect to such Permitted Acquisition as if it had been consummated on the first day of such period and (b) with respect to any Subsidiary whose stock or assets are sold during such period, EBITDA for such four fiscal quarter period shall be reduced by an amount equal to the EBITDA (if positive) of such Subsidiary or the assets sold or increased by an amount equal to the EBITDA (if negative) of such Subsidiary or the assets sold. For purposes of calculating pro forma compliance with this covenant in connection with a Permitted Acquisition, Funded Debt shall include all Funded Debt incurred in connection with such Permitted Acquisition (including any Indebtedness of any acquired Subsidiary which will remain outstanding after the Acquisition or any Indebtedness assumed in such Permitted Acquisition), and EBITDA shall be calculated as of the end of the most recent fiscal quarter, but giving effect to the Permitted Acquisition as if it had been consummated on the first day of the four fiscal quarter period ending on such date.

 G+M means The Gordon + Morris Group.

 GAAP means generally accepted accounting principles in the United States as in effect from time to time.

 Governing Documents means, with respect to any Person, its certificate or articles of incorporation, by-laws, partnership agreement, membership agreement, and other organizational or governing documents, including any document establishing the rights, preferences and privileges of any capital stock or other equity interests and any shareholder's or similar agreement among holders of any equity interests.

 Governmental Authority means any nation or government, any state, province, territory or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

 Guarantees means, collectively, the OSG Guarantee, the Borrower Guarantee and the Subsidiary Guarantee.

 Guarantor means, collectively, OSG and each of its Domestic Subsidiaries and each Borrower Party (other than a Borrower).

 Guarantor Security Agreement means a Security Agreement executed by a Guarantor in favor of the Agent pursuant to Section 5.1(a), Section 7.15 or
 Section 8.20, substantially in the form of Exhibit J.

 HVP means Harbour Vest Partners LLC.

 HVP Agreement means the letter agreement concerning Advisory and Financial Services Fees dated as of January 8, 1998 between OSG and HVP, as amended or modified to the extent permitted under Section 8.21 hereof.

 Hazardous Materials means (i) any chemical, material or substance (whether solid, liquid or gas) at any time defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "infectious waste," "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or words of similar import under any applicable Environmental Laws; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (ix) pesticides and (x) radon.

 Highest Lawful Rate means, as to any Lender at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under New York (or such other jurisdiction's) law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

 Indebtedness of a Person means, without duplication, (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in connection with the purchase of goods and services in the ordinary course of business and payable in accordance with customary practices), whether on open account or evidenced by a note, bond, debenture or similar instrument, (ii) that portion of obligations under Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) reimbursement obligations for letters of credit, banker's acceptances or other credit accommodations,
 (iv) liabilities, as determined by the Agent, under any Interest Rate Agreement, (v) Contingent Obligations, and (vi) obligations secured by any Lien on that Person's property, even if that Person has not assumed such obligations or if such obligations are nonrecourse to the credit of such Person.

 Insolvency Event means, with respect to any Person, the occurrence of any of the following under the laws of any applicable jurisdiction: (i) such Person shall be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (ii) such Person shall seek dissolution or reorganization or liquidation or the appointment of a receiver, trustee, custodian, administrator or liquidator or similar person for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian, administrator or liquidator or similar person for a substantial portion of its property, assets or business, (iv) such Person shall file a voluntary petition under any bankruptcy, insolvency or similar law, or (v) such Person, or a substantial portion of its property, assets or business shall become the subject of an involuntary proceeding or petition for its dissolution, reorganization, or liquidation or the appointment of a receiver, trustee, custodian, administrator or liquidator or shall become subject to any writ, judgment, warrant of attachment, execution or similar process, and any such proceeding, petition, writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 45 days after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding.

 Intellectual Property Security Agreements means, collectively, any Patent Security Agreement, Trademark Security Agreement or Copyright Security Agreement executed and delivered by a Credit Party to secure its Obligations.

 Intercompany Note means any promissory note executed by one or more Credit Parties evidencing loans or advances from one or more Credit Parties to another Credit Party, substantially in the form attached hereto as Exhibit O, together with any Allonge thereto.

 Interest Expense means, without duplication, the consolidated expense of OSG and its Subsidiaries for interest on Indebtedness, including, without limitation, amortization of original issue discount, incurrence fees (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any Capital Lease obligation, but excluding any interest payable in kind, and net of interest income.

 Interest Period means for any Eurodollar Rate Loan the period commencing on the date of such Borrowing and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or, if approved by all Lenders, six months, in each case as the applicable Borrower may, in an appropriate Notice of Borrowing, Notice of Continuation or Notice of Conversion, select; provided, however, that no Borrower may select any Interest Period that ends after the Expiration Date. Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

 Interest Rate Agreement means any interest rate protection or hedge agreement, including, without limitation, interest rate future, option, swap, and cap agreements.

 Internal Revenue Code means the Internal Revenue Code of 1986, amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

 Inventory means (i) as to any Borrower, as defined in the Security Agreement and (ii) as to any Guarantor, as defined in the Guarantor Security Agreement.

 Investment means all expenditures made and all liabilities incurred (including Contingent Obligations) for or in connection with the acquisition of stock or Indebtedness of a Person, loans, advances, capital contributions or transfers of cash or other property to a Person, or acquisition of substantially all the assets of a Person or any line of business of a Person. In determining the aggregate amount of Investments outstanding at any particular time, (i) a guaranty shall be valued at not less than the principal amount guaranteed and outstanding; (ii) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted; (iii) earnings, whether as dividends, interest or otherwise, shall not be deducted; and (iv) decreases in the market value shall not be deducted and increases in market value shall not be included.

 Investment Property means all "investment property" as defined in Section 9-115 of the Code.

 Issuing Bank means Bankers Trust Company or any Lender, Affiliate of any Lender or other financial institution acceptable to the Agent and the Borrowers which may at any time issue a Letter of Credit for the account of any Borrower (or for the joint account of any Borrower and the Agent or any Lender) under this Credit Agreement. If there is more than one Issuing Bank, all references to "the Issuing Bank" shall be deemed to refer to each Issuing Bank or to all Issuing Banks, as the context requires.

 Issuing Bank Fees is defined in Section 4.4.

 Joinder Agreement means, as applicable (i) an agreement duly executed and delivered by each additional Borrower (including by Kolmar immediately following the consummation of the Kolmar Acquisition), substantially in the form attached hereto as Exhibit I-1 or (ii) an agreement duly executed and delivered by any Subsidiary of OSG acquired after the Closing Date, other than a Borrower (and not designated an additional Borrower under Section 8.20), substantially in the form attached hereto as Exhibit I-2.

 Kolmar means Kolmar Laboratories, Inc., a Delaware corporation.

 Kolmar Acquisition is defined in the recitals to this Credit Agreement.

 Kolmar Australia means Kolmar (Aust.) Pty Ltd, a corporation organized under the laws of New South Wales, Australia and a Wholly-owned Subsidiary of Kolmar.

 Kolmar Canada means Kolmar Canada Inc., a corporation organized pursuant to the Business Corporations Act (Ontario) and initially a Wholly-owned Subsidiary of OSG and then a Wholly-owned Subsidiary of Kolmar following the Kolmar Acquisition.

 Kolmar Mexico means Kolmar de Mexico, S.A. de C.V., a corporation organized under the laws of the United Mexican States and a Wholly-owned Subsidiary of Kolmar.

 Lender is defined in the preamble to this Credit Agreement.

 Lender Advance is defined in Section 2.2.

 L/C Facing Fees, Letter of Credit Fees and Documentary L/C Fees are defined in Section 4.4.

 Letter of Credit Obligations means, without duplication, the sum of the aggregate undrawn amount of all Letters of Credit outstanding, plus the aggregate amount of all drawings under Letters of Credit for which Borrowers have not reimbursed the Issuing Bank, plus the aggregate amount of all payments made by the Lenders to the Issuing Bank for participations in Letters of Credit for which the Borrowers have not reimbursed the Lenders.

 Letter of Credit Request is defined in Section 3.3.

 Letters of Credit means all letters of credit issued for the account of the Borrowers or any of them under Article 3 and all amendments, renewals, extensions or replacements thereof.

 Lien means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title, or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law, and any agreement to give any such Lien.

 Loan means a Revolving Loan.

 Loan Account is defined in Section 4.9.

 Lockboxes, Lockbox Agreements, and Lockbox Bank are defined in Section
 4.11.

 Majority Lenders means those Lenders owed or holding in the aggregate more than fifty percent (50%) of the total Commitments or, if the Commitments are terminated, more than fifty percent (50%) of the Revolving Loans and/or Letter of Credit Obligations then outstanding.

 Management Agreement means the Amended and Restated Management Services among OSG, ASC, PLI and G + M dated as of January 8, 1998, as amended or modified to the extent permitted under Section 8.21 hereof.

 Mandatory Redeemable Obligation means an obligation of OSG or any of its Subsidiaries (or guaranteed by any of them) which must be redeemed or repaid (i) at a fixed or determinable date, whether by operation of sinking fund or otherwise, (ii) at the option of any Person other than OSG or such Subsidiary, or (iii) upon the occurrence of a condition not solely within the control of OSG or such Subsidiary, such as a redemption required to be made out of future earnings.

 Material Adverse Effect means (i) a material adverse effect on the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole, (ii) a material adverse effect on the legality, validity or enforceability of this Agreement or any Credit Document; (iii) the impairment of the ability of the Credit Parties taken as a whole to repay the Obligations or perform the other obligations under the Credit Documents or of the Agent or the Lenders to enforce the Obligations or realize upon the Collateral, or (iv) a material adverse effect on the value of the Collateral or the amount which the Agent or the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral.

 Material Contract means any Contractual Obligation to which any Credit Party is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could have a Material Adverse Effect.

 Mortgaged Properties means, collectively, all real property and interests in real property subject to the Mortgages.

 Mortgages means, collectively, all mortgages, deeds of trust, deeds to secure debt, assignments of rents and leases, or similar agreements pursuant to which a Credit Party grants to the Agent a Lien on real property or interests in real property to secure the Obligations.

 Multiemployer Plan means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which OSG, any of its Subsidiaries or any ERISA Affiliate has contributed within the past six years or with respect to which OSG or any of its Subsidiaries may incur any liability.

 Notice of Borrowing is defined in Section 2.2.

 Notice of Continuation is defined in Section 4.14(a).

 Notice of Conversion is defined in Section 4.14(b).

 Obligations means, collectively, all present and future obligations and liabilities of the Credit Parties arising under or in connection with this Credit Agreement or any other Credit Document, due or to become due to the Agent, any Issuing Bank, any Lender or any other Person entitled to indemnification pursuant to Section 11.10, or (to the extent permitted by the Credit Documents) any of their respective successors, transferees or assigns, and shall include, without limitation, (i) unpaid principal and interest hereunder and under the Revolving Notes (including interest accruing on or after the occurrence of an Insolvency Event, whether or not allowed as a claim in any proceeding relating to the Insolvency Event),
 (ii) reimbursement obligations under Letters of Credit, (iii) Fees, Expenses and indemnification and expense reimbursement obligations arising under Section 11.10, (iv) the Obligations of OSG under the OSG Guarantee,
 (v) the Obligations of the Borrowers (in their capacity as guarantors) under the Borrower Guarantee, (vi) the Obligations of the Subsidiary Guarantors under the Subsidiary Guarantee and (vii) all obligations and liabilities of the Borrowers to any Lender in respect of Interest Rate Agreements permitted hereunder. Obligations of any Credit Party means all Obligations, as defined above, of such Credit Party.

 Operating Lease means, as to any Person, any lease of property, whether real, personal or mixed, under which such Person is the lessee or sublessee which is not a Capital Lease.

 OSG is defined in the preamble to this Credit Agreement.

 OSG Guarantee means the Guarantee executed by OSG in favor of the Agent, the Lenders and the Issuing Bank pursuant to Section 5.1(a), substantially in the form of Exhibit K.

 Permitted Acquisition means an Acquisition consummated by OSG or a Borrower permitted under Section 8.20 or otherwise approved by the Agent and the Majority Lenders.

 Permitted Discretion means the Agent's reasonable good faith judgment based upon any factor which it believes in good faith: (i) will or could reasonably be expected to adversely affect the value of any Collateral, the enforceability or priority of the Agent's Liens thereon or the amount which the Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) reasonably suggests that any collateral report or financial information delivered to the Agent by any Person on behalf of any Borrower Party is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving OSG or any of its Subsidiaries or any of the Collateral, or
 (iv) creates or reasonably could be expected to create a Default or Event of Default. In exercising such judgment, the Agent may reasonably consider such factors already included in or tested by the definition of Eligible Accounts Receivable, Eligible Inventory, Eligible Equipment or Eligible Real Property, as well as any of the following: (i) the financial and business climate of the Borrower Party's industry and general macroeconomic conditions, (ii) changes in collection history and dilution with respect to the Accounts, (iii) changes in demand for, and pricing of, Inventory, (iv) adverse changes in any concentration of risk with respect to Accounts or Inventory, and (v) any other factors that adversely change the credit risk of lending to the Borrowers on the security of the Accounts, the Inventory, Equipment or real estate of any Borrower Party. The burden of establishing lack of good faith shall be on the Borrowers.

 Permitted Encumbrance means any Lien permitted under Section 8.8.

 Person means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (including any division, agency or department thereof), and its successors, heirs and assigns.

 Plan means any employee benefit plan, program or arrangement maintained or contributed to by OSG or any of its Subsidiaries, or with respect to which any of them may incur liability.

 Pledge Agreement means any Pledge Agreement executed by a Credit Party in favor of the Agent pursuant to Section 5.1(a) or 8.20 substantially in the form of Exhibit N, together with any Pledge Amendment thereto.

 Pledge Amendment means any amendment to a Pledge Agreement to add additional "Pledged Collateral."

 PLI is defined in the preamble to this Credit Agreement.

 Prime Lending Rate means the rate which Bankers Trust Company announces as its prime lending rate from time to time. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bankers Trust Company and each of the Lenders may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

 Prime Rate Loan means a Revolving Loan that bears interest as provided in
 Section 4.1 hereof.

 Pro Forma means the unaudited pro forma opening consolidated and consolidating balance sheet of OSG and its Subsidiaries, prepared in accordance with GAAP, and giving effect to the Kolmar Acquisition, the repayment of Indebtedness on the Closing Date and the incurrence of the Obligations and other Transactions occurring on the Closing Date.

 Projections means OSG's forecasted consolidated and consolidating balance sheets, income statements, cash flow statements and capitalization statements, prepared by management of OSG on a basis consistent with OSG's historical financial statements, for the period commencing on January 1,

 1998 and ending on the fifth anniversary thereof, together with appropriate supporting details and a statement of underlying assumptions and including, without limitation, a calculation of compliance with the covenants contained in Sections 8.1 through 8.6, inclusive.

 Proportionate Share of a Lender means a fraction, expressed as a decimal, obtained by dividing its Commitment by the total Commitments of all the Lenders or, if the Commitments are terminated, by dividing its then outstanding Revolving Loans and/or Letter of Credit participations by the aggregate Revolving Loans and/or Letter of Credit Obligations of all Lenders then outstanding.

 Purchase Agreement is defined in the recitals to this Credit Agreement.

 Purchase Money Liens is defined in Section 8.7.

 Real Estate Value means, as to a Borrower Party, the fair market value of such Borrower Party's fee interest in Eligible Real Property, as established pursuant to an appraisal delivered under Section 5.1(l), 7.2(b) or 8.20 hereof, or other valuation method approved by the Agent in its Permitted Discretion.

 Register is defined in Section 11.8.

 Reportable Event means any of the events described in Section 4043 of ERISA and the regulations thereunder.

 Requirement of Law means (i) the Governing Documents of a Person, (ii) any law, treaty, rule or regulation or determination of an arbitrator, court or other Governmental Authority, or (iii) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval binding on a Person or any of its property.

 Retiree Health Plan means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to persons after termination of employment, other than as required by Section 601 of ERISA.

 Revolving Loans is defined in Section 2.1.

 Revolving Note means, as to a Borrower, a promissory note of such Borrower payable to the order of any Lender, substantially in the form of Exhibit A, and Revolving Notes means the Revolving Notes of a Borrower or all Borrowers, as applicable.

 Security Agreement mean any Security Agreement executed by a Credit Party in favor of the Agent pursuant to Section 5.1(a), substantially in the form of Exhibit B or G, as applicable.

 Sellers means, collectively CCL Industries, Inc. and CCL Industries Corporation as sellers under the Purchase Agreement, and any additional Person named as a "seller" thereunder.

 Series A Preferred Stock means OSG's Series A Preferred Stock, par value $0.001 per share issued and outstanding on the Closing Date.

 Series B Preferred Stock means OSG's Series B Preferred Stock par value $0.001 per share, issued and outstanding on the Closing Date.

 Settlement Date is defined in Section 2.6.

 Stockholder Agreement means the Amended and Restated Stockholder Agreement dated as June 30, 1997 among OSG and its stockholders and warrant holders, as amended by the Amendment to Stockholder Agreement dated as of January 8, 1998.

 Subordinated Debt means (i) all Indebtedness of OSG and its Subsidiaries under the Bridge Loan Documents and (ii) all other Indebtedness of OSG (and guarantees thereof by its Domestic Subsidiaries) which is subordinated in right of payment to the Obligations on such terms and conditions as approved in writing by the Agent and the Majority Lenders, and contains such payment terms, covenants and events of default as approved in writing by the Agent and the Majority Lenders, as the same may be amended, supplemented or otherwise modified in accordance with Section 8.11(c).

 Subsidiary of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock, partnership interests, membership interests, or other ownership interests having ordinary voting power to elect a majority of the board of directors or appoint other managers of such corporation partnership, limited liability company, or other entity.

 Subsidiary Guarantee means each Subsidiary Guarantee and Contribution Agreement or Subsidiary Guarantee executed by a Subsidiary Guarantor in favor of the Agent, the Lenders and the Issuing Bank pursuant to Section
 7.15 or Section 8.20, substantially in the form of Exhibit M (with appropriate modifications required for any Foreign Subsidiary).

 Subsidiary Guarantor means each present and future Domestic Subsidiary of OSG (other than a Borrower) and each Foreign Subsidiary of OSG which is a Borrower Party (other than a Borrower).

 Syndication Date means the earlier of 90 days after the Closing Date and the date on which the Agent notifies the Borrowers that the primary syndication of the Revolving Loans and the Commitments has been completed, as determined by the Agent in its sole discretion.

 Termination Event means (i) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (ii) the withdrawal of OSG, any of its Subsidiaries or any ERISA Affiliate from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA); (iii) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA);
 (iv) the institution by the Pension Benefit Guaranty Corporation of proceedings to terminate a Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (b) that could reasonably be expected to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of OSG, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan.

 Test Period means, for any determination made under Section 8.1, 8.2 or 8.3, the four consecutive fiscal quarters of OSG and its Subsidiaries then last ended; provided, however, that for the first Fiscal Year following the Closing Date, the Test Period shall be (i) for March 31, 1998, the fiscal quarter then ended, (ii) for June 30, 1998, the two consecutive fiscal quarters then ended, and (iii) for September 30, 1998, the three consecutive fiscal quarters then ended.

 Transactions means the Kolmar Acquisition, the funding of Revolving Loans and the Bridge Loan on the Closing Date, the purchase of OSG's common stock on the Closing Date, the repayment of Indebtedness on the Closing Date and the payment of all fees and costs and expenses associated therewith.

 Transaction Documents means, collectively, the Purchase Agreement, the Credit Documents, the Bridge Loan Documents, the stock purchase agreement and all related agreements, instruments and documents executed and delivered in connection with the Transactions.

 Type means, in reference to a Revolving Loan, that it is a Eurodollar Rate Loan or a Prime Rate Loan.

 United States means the United States of America.

 Unused Line Fee is defined in Section 4.3.

 Wholly-owned Subsidiary of a Person means a Subsidiary of such Person as to which all shares of capital stock or other ownership interests of all classes are owned by such Person except for directors' qualifying shares or similar shares in an immaterial amount required to be owned by other Persons under applicable Requirements of Law.

             1.2 Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used in this Credit Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to the Agent on or before the Closing Date. All accounting determinations for purposes of determining compliance with Sections 8.1 through 8.5 hereof shall be made in accordance with generally accepted accounting principles as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited Financial Statements delivered to the Agent on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. If GAAP shall change from the basis used in preparing the audited Financial Statements delivered to the Agent on or before the Closing Date, the certificates required to be delivered pursuant to Section 7.1 demonstrating compliance with the covenants contained herein shall, at the election of the Borrowers or upon the request of the Majority Lenders, include calculations setting forth the adjustments necessary to demonstrate how the Credit Parties are in compliance with the financial covenants based upon GAAP as in effect on the Closing Date.

             1.3 Other Terms; Headings. Terms used herein that are defined in the Uniform Commercial Code in effect in the State of New York (the "Code") shall have the meanings given in the Code. Each of the words "hereof," "herein," and "hereunder" refer to this Credit Agreement as a whole. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in accordance with Section 11.11 hereof. References to Articles, Sections, Annexes, Schedules, and Exhibits are internal references to this Credit Agreement, and to its attachments, unless otherwise specified. The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Credit Agreement. Except as provided otherwise, all references to documents and agreements shall mean such documents and agreements as amended, supplemented, waived or otherwise modified, including, without limitation, as to any Credit Document, as amended by any Joinder Agreement or Pledge Amendment.

                             ARTICLE 2.

                          REVOLVING LOANS.

             2.1  Revolving Credit Commitments.

             (a) Subject to the terms and conditions set forth in this Credit Agreement, on and after the Closing Date and to and excluding the Expiration Date, each Lender severally agrees to make loans and advances to the Borrowers ("Revolving Loans") in an amount not to exceed at any time its Proportionate Share of the lesser of (x) the total Commitments and (y) the sum of the Borrowing Bases of all Borrower Parties, minus, in each case, the then outstanding Letter of Credit Obligations of all Borrowers, and to each Borrower in an amount not to exceed at any time its Proportionate Share of the Borrowing Base of such Borrower and any Subsidiary of such Borrower which is a Borrower Party minus the then outstanding Letter of Credit Obligations of such Borrower.

             (b) The Agent may, but shall not be obligated to, rely on each Borrowing Base Certificate and any other schedules or reports in determining the eligibility of Accounts, Inventory, Equipment and real property. The Agent, in the exercise of its Permitted Discretion, may
 (i) establish and increase or decrease reserves against Eligible Accounts Receivable, Eligible Inventory, Eligible Equipment and Eligible Real Property, (ii) reduce the advance rates provided for in the definition of "Borrowing Base", or restore such advance rates to any level equal to or below the advance rates in effect as of the date of this Credit Agreement, and (iii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definitions of "Eligible Accounts Receivable" "Eligible Inventory," "Eligible Equipment" and "Eligible Real Property".

             (c) Subject to the provisions of this Credit Agreement, each Borrower may repay any outstanding Revolving Loan made to that Borrower on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under Section 2.1(a) at the time of such Borrowing, to the Expiration Date.

             2.2 Borrowing of Revolving Loans. It is contemplated that Revolving Loans will be made available to each Borrower directly by the Lenders ("Lender Advances") and, in the circumstances described in Section 2.2(b), from the Agent acting on behalf of the Lenders ("Agent Advances").

             (a) Lender Advances of Revolving Loans. Subject to the determination by the Agent and the Lenders that the conditions for borrowing contained in Section 5.1 and 5.2 are satisfied, upon notice in accordance with Section 2.4 from a Borrower to the Agent in the form attached hereto as Exhibit F ("Notice of Borrowing") received by the Agent, in accordance with Section 2.4, Lender Advances of Revolving Loans shall be made to the extent of each Lender's Proportionate Share of the requested Borrowing. The Notice of Borrowing shall specify whether the requested Borrowing is of Prime Rate Loans or Eurodollar Rate Loans.

             (b)  Agent Advances of Revolving Loans.   In addition to
 Revolving Loans made pursuant to Section 2.2(a) above, the Agent is authorized by the Lenders, but is not obligated, to make Agent Advances upon (i) a Notice of Borrowing received by the Agent before 10:00 A.M. Los Angeles time on a Business Day or (ii) upon advice received by the Agent on a Business Day from the Disbursement Account Bank of the face amount of checks drawn on the Disbursement Account of a Borrower, which have been or will be presented for payment on that day, minus the amount of funds then available in such Disbursement Account. All Agent Advances shall be Prime Rate Loans. Except during the period provided in clause (ii) below, Agent Advances will not at any time exceed the amount available for borrowing under Section 2.1(a). Agent Advances will be subject to periodic settlement with the Lenders under Section 2.6. Agent Advances may be made only in the following circumstances:

             (i) For administrative convenience, the Agent may, but is not obligated to, make Agent Advances in reliance upon a Borrower's actual or deemed representations under Section 5.2 that the conditions for borrowing are satisfied.

            (ii) If the conditions for borrowing under Section 5.2 cannot be fulfilled, a Borrower shall in its Notice of Borrowing or otherwise give immediate written notice thereof to the Agent, with a copy to each of the Lenders, and the Agent may, but is not obligated to, continue to make Agent Advances for twenty (20) Business Days from the date the Agent first receives such notice, or until sooner instructed by the Majority Lenders to cease. All Agent Advances made pursuant to this clause (ii) shall be due and payable within one Business Day after demand.

             2.3 Disbursement of Revolving Loans. The proceeds of Revolving Loans shall be transmitted by the Agent in the circumstances described in Section 3.5, directly to the Issuing Bank and in all other circumstances, to the applicable Borrower's Disbursement Account or as otherwise directed by the applicable Borrower in writing.

             2.4 Notices of Borrowing. Notices of Borrowing may be given under this Section by telephone or facsimile transmission, and, if by telephone, promptly confirmed in writing. Each Borrower shall specify in each Notice of Borrowing whether the conditions for the requested Borrowing are satisfied. The Borrowers may request one or more Borrowings of Prime Rate Loans on the same Business Day by delivery of a Notice of Borrowing not later than 10:00 A.M. Los Angeles time. Notice of Borrowing for Eurodollar Rate Loans shall be given not later than 10:00 A.M. Los Angeles time on the third Business Day prior to the proposed Borrowing. Each Notice of Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Loans of the same Type and, if such Borrowing is to consist of Eurodollar Rate Loans, shall be in an aggregate amount for all Lenders of not less than $1,000,000 or an integral multiple of $100,000 in excess thereof. The right of the Borrowers to choose Eurodollar Rate Loans is subject to the provisions of Section 4.14. Once given, a Notice of Borrowing that requests a Lender Advance is irrevocable by and binding on the Borrowers. The Borrowers shall provide to the Agent a certificate of the chief executive or chief financial officer as to those officers or other employees of a Borrower authorized to request Revolving Loans and Letters of Credit, with specimen signatures. The Agent, the Lenders and the Issuing Bank are entitled to rely upon such certificate until it is replaced by the Borrowers. None of the Agent, the Lenders or the Issuing Bank shall incur any liability to any Borrower or any other Credit Party or any other Person in acting in good faith upon any telephonic or facsimile notice referred to above which the Agent, such Lender, or the Issuing Bank believes to have been given by a duly authorized officer or other person authorized by the Borrowers as provided herein to request Revolving Loans or Letters of Credit on behalf of a Borrower.

             2.5 Same Day Settlement of Lender Advances. The Agent shall give each Lender prompt notice by telephone or facsimile transmission of a Notice of Borrowing that requests Lender Advances of Revolving Loans. No later than noon, Los Angeles time on the date of receipt of the Notice of Borrowing for Prime Rate Loans or on the proposed Borrowing date for Eurodollar Rate Loans, each Lender shall make available to the Agent at the Agent's address its Proportionate Share of such Borrowing in immediately available funds. Unless the Agent receives contrary written notice prior to the date of any such Borrowing of Revolving Loans, it is entitled to assume that each Lender will make available its Proportionate Share of the Borrowing and in reliance upon that assumption, but without any obligation to do so, may advance such Proportionate Share on behalf of the Lender.

             2.6  Periodic Settlement of Agent Advances and Repayments.

             (a) The Settlement Date. The amount of each Lender's Proportionate Share of Revolving Loans of a Borrower shall be computed weekly (or more frequently in the Agent's discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Agent Advances) and repayments received by the Agent as of noon Los Angeles time on the last Business Day of the period specified by the Agent (such date, the "Settlement Date").

             (b) Summary Statements; Settlements of Principal. The Agent shall deliver to each of the Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Revolving Loans (including Agent Advances) of a Borrower for the period and the amount of repayments received for the period. As reflected on the summary statement: (i) the Agent shall transfer to each Lender its Proportionate Share of repayments; and (ii) each Lender shall transfer to the Agent, or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender to a Borrower shall be equal to such Lender's Proportionate Share of the aggregate amount of Revolving Loans outstanding to such Borrower as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 10:00 A.M. Los Angeles time on a Business Day, such transfers shall be made in immediately available funds no later than 2:00 P.M. Los Angeles time that day; and, if received after 10:00 A.M. Los Angeles time, then no later than 2:00 P.M. Los Angeles time on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent.

             (c) Distribution of Interest and Unused Line Fees. Interest on the Revolving Loans (including Agent Advances) together with the amount of the Unused Line Fee, shall be allocated by the Agent to each Lender in accordance with the Proportionate Share of Revolving Loans actually advanced by and repaid to each Lender, and shall accrue from and including the date such Revolving Loans are so advanced and to but excluding the date such Revolving Loans are either repaid by the applicable Borrower or actually settled under this Section. Promptly after the end of each month, the Agent shall distribute to each Lender its Proportionate Share of the interest and Unused Line Fee accrued during that month. The Agent shall distribute interest on Eurodollar Rate Loans promptly after it is received.

             2.7 Sharing of Payments. If any Lender obtains any payment in excess of its Proportionate Share of payments on account of the Revolving Loans or Letter of Credit Obligations, it will immediately purchase from the other Lenders portions of their Revolving Loans and Letter of Credit participations sufficient to cause that Lender to share the excess payment ratably with all the other Lenders.

             2.8  Defaulting Lenders.

             (a) A Lender who fails to pay the Agent its Proportionate Share of any Revolving Loans (including Agent Advances) made available by the Agent on such Lender's behalf, or who fails to pay any other amount owing by it to the Agent, is a "Defaulting Lender." The Agent may recover all such amounts owing by a Defaulting Lender on demand. If the Defaulting

 Lender does not pay such amounts on the Agent's demand, the Agent shall promptly notify the Borrowers and the Borrowers shall pay such amounts within five Business Days. In addition, the Defaulting Lender or the Borrowers shall pay the Agent interest on such amount for each day from the date it was made available by the Agent to the Borrowers to the date it is recovered by the Agent at a rate per annum equal to (x) the overnight Federal Funds Rate, if paid by the Defaulting Lender, or (y) the then applicable rate of interest calculated under Section 4.1, if paid by the Borrowers; plus, in each case, the Expenses and losses, if any, incurred as a result of the Defaulting Lender's failure to perform its obligations.

             (b) The failure of any Lender to fund its Proportionate Share of any Revolving Loan (including Agent Advances) shall not relieve any other Lender of its obligation to fund its Proportionate Share of such Revolving Loan. Conversely, no Lender shall be responsible for the failure of another Lender to fund its Proportionate Share of a Revolving Loan.

             (c) The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrowers to the Agent for the Defaulting Lender's benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent. The Agent may hold and, in its discretion, re-lend to the Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to the Credit Documents and determining Proportionate Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero (-0-). This section shall remain effective with respect to all amounts owed to such Lender until (x) the Obligations under this Credit Agreement shall have been declared or shall have become immediately due and payable or (y) the Majority Lenders, the Agent and the Borrowers shall have waived such Lender's default in writing. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by the Borrowers of their duties and obligations hereunder.

                                 ARTICLE 3.

                             LETTERS OF CREDIT.

             3.1 Issuance of Letters of Credit. Subject to the terms and conditions hereunder and in reliance on the representations and warranties of the Borrowers set forth herein, the Agent may from time to time cause the Issuing Bank to issue Letters of Credit hereunder at the request of a Borrower and for its account, as more specifically described below. The Agent shall not be obligated to cause the Issuing Bank to issue any Letter of Credit if:

             (a) Issuance of the requested Letter of Credit (i) would cause the Letter of Credit Obligations then outstanding to exceed $5,000,000.00 or (ii) would cause the sum of the Revolving Loans plus the Letter of Credit Obligations then outstanding to exceed the lesser of (x) the total Commitments then in effect and (y) the sum of the Borrowing Bases of all Borrowers then in effect or (iii) would cause the sum of the Revolving Loans of a Borrower plus the Letter of Credit Obligations of a Borrower to exceed its Borrowing Base then in effect; or

             (b) Issuance of the Letter of Credit is enjoined, restrained or prohibited by any Governmental Authority, Requirement of Law or any request or directive of any Governmental Authority (whether or not having the force of law) or would impose upon the Agent or the Issuing Bank any material restriction, reserve, capital requirement, loss, cost or expense (for which the Agent or the Issuing Bank is not otherwise compensated) not in effect or known as of the Closing Date.

             3.2 Terms of Letters of Credit. The proposed amount, terms and conditions, and form of each Letter of Credit (and of any drafts or acceptances thereunder) shall be subject to approval by the Agent and the Issuing Bank. The term of each standby Letter of Credit shall not exceed 364 days, but may be subject to annual renewal. The term of each documentary Letter of Credit shall not exceed 120 days. No standby Letter of Credit shall have an expiry date later than the Business Day prior to the Expiration Date and no documentary Letter of Credit shall have an expiry date later than 90 days prior to the Expiration Date.

             3.3  Notice of Issuance.   A request for issuance of a Letter
 of Credit shall be substantially in the form attached hereto as Exhibit P (a "Letter of Credit Request") and may be given in writing or electronically and, if requested by the Agent, promptly confirmed in writing. A Letter of Credit Request must be received by the Agent no later than 10:00 A.M. Los Angeles time at least ten (10) Business Days (or such shorter period as may be agreed to by the Issuing Bank) in advance of the proposed date of issuance.

             3.4 Lenders' Participation. Immediately upon issuance or amendment of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in all rights and obligations under such Letter of Credit (other than fees and other amounts owing to the Issuing Bank) in accordance with such Lender's Proportionate Share.

             3.5 Payment of Amounts Drawn Under Letters of Credit. Upon notice from the Issuing Bank of any drawing under any Letter of Credit, the Agent shall notify the Borrowers of such drawing not later than 10:00 A.M. Los Angeles time on the Business Day immediately prior to the date on which the Issuing Bank intends to honor such drawing. The applicable Borrower will be deemed to have concurrently given a Notice of Borrowing to the Agent for Revolving Loans to be made as Prime Rate Loans in the amount of and at the time of such drawing. The proceeds of such Revolving Loans shall be applied directly by the Agent to reimburse the Issuing Bank for the amount of such drawing.

             3.6 Payment by Lenders. If Revolving Loans are not made in an amount sufficient to reimburse the Issuing Bank in full for the amount of any draw, the Agent shall promptly notify each Lender of the unreimbursed amount of such drawing and of such Lender's respective participation therein. Each Lender shall make available to the Agent, for the account of the Issuing Bank, the amount of its participation in immediately available funds not later than 10:00 A.M. Los Angeles time on the next Business Day. If any Lender fails to make available to the Agent the amount of such Lender's participation, the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate for the first three Business Days and thereafter at the Prime Lending Rate. For each Letter of Credit, the Agent shall promptly distribute to each Lender which has funded the amount of its participation its Proportionate Share of all payments subsequently received by the Agent from the Borrowers in reimbursement of honored drawings.

             3.7 Nature of Issuing Bank's Duties. In determining whether to pay under any Letter of Credit, the Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit. As among the Borrowers, the Issuing Bank and each other Lender, the Borrowers assume all risks of the acts and omissions of the Issuing Bank, or misuse of the Letters of Credit by the respective beneficiaries of such Letters of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuing Bank any liability to the Borrowers, the Agent or any Lender.

             3.8 Obligations Absolute. The obligations of the Borrowers to reimburse the Issuing Bank for drawings honored under the Letters of Credit and the obligations of the Lenders under Section 3.6 hereof shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances including, without limitation, the fact that a Default or an Event of Default shall have occurred and be continuing.

             3.9 Agent's Execution of Applications and Other Issuing Bank Documentation; Reliance on Credit Agreement by Issuing Bank. The Agent shall be authorized to execute, deliver and perform on behalf of the Lenders such letter of credit applications, shipping indemnities, letter of credit modifications and consents and other undertakings for the benefit of the Issuing Bank as may be reasonably necessary or appropriate in connection with the issuance or modification of Letters of Credit requested by the Borrowers hereunder. The Lenders, the Agent and the Borrowers all expressly agree that the terms of this Article 3 and various other provisions of this Credit Agreement identifying the Issuing Bank are also intended to benefit the Issuing Bank and the Issuing Bank shall be entitled to enforce the provisions hereof which are for its benefit.

             3.10 Additional Payments. If by reason of (a) any change in any Requirement of Law or any change in the interpretation or application by any Governmental Authority of any Requirement of Law or (b) compliance by the Issuing Bank or any Lender with any direction, request or requirement (whether or not having the force of law) of any Governmental Authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

             (a) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letters of Credit issued by the Issuing Bank or participations therein purchased by any Lender; or

             (b) there shall be imposed on the Issuing Bank or any Lender any other condition regarding this subsection 3.10, any Letter of Credit or any participation therein;

 and the result of the foregoing is to directly or indirectly increase the cost to the Issuing Bank or any Lender of issuing, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or to reduce the amount receivable in respect thereof by such Issuing Bank or any Lender, then, and in any such case, the Issuing Bank or such Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Borrowers, and the Borrowers shall pay on demand such amounts as the Issuing Bank or such Lender may specify to be necessary to compensate the Issuing Bank or such Lender for such additional cost or reduced receipt, together with interest on such amount from 10 days after the date of such demand until payment in full thereof at a rate equal at all times to the Prime Lending Rate per annum. The determination by the Issuing Bank or any

 Lender, as the case may be, of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

                                   ARTICLE 4.

             COMPENSATION, REPAYMENT AND REDUCTION OF COMMITMENTS.

             4.1 Interest on Prime Rate Loans and other Obligations. Each Borrower shall pay to the Lenders on the first Business Day of each month interest on outstanding Prime Rate Loans and any other outstanding Obligations of such Borrower (other than Eurodollar Rate Loans), calculated monthly in arrears at an interest rate per annum equal to the Prime Lending Rate plus the Applicable Prime Rate Margin on the average net balances of such Prime Rate Loans or other Obligations owing to the Agent and the Lenders at the close of business each day during such month. The rate hereunder shall change each day the Prime Lending Rate changes.

             4.2 Interest on Eurodollar Rate Loans. Interest on outstanding Eurodollar Rate Loans of each Borrower shall be payable on the last day of each Interest Period with respect to such Eurodollar Rate Loans (and, in the case of any Eurodollar Rate Loan with an Interest Period of six months, on the three-month anniversary of the commencement of that Interest Period), at the date of conversion of such Eurodollar Rate Loans (or a portion thereof) to a Prime Rate Loan and at maturity of such Eurodollar Rate Loans at an interest rate per annum equal during the Interest Period for such Eurodollar Rate Loans to the Adjusted Eurodollar Rate for the Interest Period in effect for such Eurodollar Rate Loans plus the Applicable Eurodollar Rate Margin. After maturity of such Eurodollar Rate Loans (whether by acceleration or otherwise), interest shall be payable upon demand. The Agent upon determining the Adjusted Eurodollar Rate for any Interest Period shall promptly notify the applicable Borrower and the Lenders by telephone (confirmed promptly in writing) or in writing thereof. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

             4.3 Unused Line Fee. The Borrowers shall pay to the Lenders on the first Business Day of each month and on the Expiration Date a fee equal to 0.375% per annum calculated monthly in arrears on the average unused portion of the total Commitments at the close of business each day during such month or occurring prior to the Expiration Date (the "Unused Line Fee").

             4.4  Letter of Credit Fees.

             (a) The Borrowers shall pay to the Lenders on the first Business Day of each month a fee, in an amount equal to the rate per annum equal to the Applicable Eurodollar Rate Margin of the daily weighted average amount of Letter of Credit Obligations outstanding during the immediately preceding month. In addition, the Borrowers shall pay the Agent, for its own benefit, on the date of issuance of any standby Letter of Credit, a facing fee in the amount specified in the Fee Letter (the "L/C Facing Fee"). With respect to each documentary letter of credit the Borrower shall pay the Agent for its own benefit a fee on the first Business Day of each month (i) an opening fee equal to 0.125% of the initial face amount of each documentary Letter of Credit issued for the account of any Borrower during the immediately preceding month, (ii) a negotiation fee equal to 0.125% of the amount drawn under each documentary Letter of Credit issued for the account of any Borrower during the immediately preceding month and (iii) a guaranty fee equal to 0.125% of the daily weighted average of the maximum amount available to be drawn under each documentary Letter of Credit guaranteed for the account of any Borrower hereunder and outstanding during the immediately preceding month. The fees payable under this Section 4.4(a) are collectively referred to as the "Letter of Credit Fees." Notwithstanding the foregoing, Letter of Credit Fees on Letter of Credit Obligations outstanding after the occurrence and during the continuance of an Event of Default shall be payable on demand at a rate equal to the rate at which the Letter of Credit Fees are charged pursuant to the first sentence of this Section 4.4(a), plus 2.0%.

             (b) The Borrowers shall also pay the customary charges, fees and expenses of the Issuing Bank for the issuance, administration and negotiation of each Letter of Credit and the Agent shall be entitled to charge to the Loan Account such fees, charges and expenses of the Issuing Bank as and when incurred by the Agent or any Lender (in each case, the "Issuing Bank Fees") (but not duplicating the fees payable under 4.4(a) above). Each determination by the Agent of Letter of Credit Fees, L/C Facing Fees, Issuing Bank Fees and other fees, charges and expenses under this Section shall be conclusive and binding for all purposes, absent manifest error.

             4.5 Interest After Event of Default. From the date of occurrence of an Event of Default until the earlier of (i) the date all Obligations have been paid and satisfied in full or (ii) the date such Event of Default is waived, the Borrowers shall be obligated to pay to the Lenders interest on the Revolving Loans and on other Obligations calculated at rates per annum equal to the rates in effect under Sections 4.1 and 4.2 plus in each case 2.0%. Upon the expiration of any Interest Period in effect for Eurodollar Rate Loans, such Revolving Loans shall thereafter become Prime Rate Loans.

             4.6 Expenses; Fees. The Borrowers shall be obligated to reimburse the Agent's Expenses promptly upon demand and to pay the fees provided in the Fee Letter in accordance therewith.

             4.7  Mandatory Payment; Reduction of Commitments.

             (a) Mandatory Payment. (i) Except during the period described in Section 2.2(b)(ii), the aggregate balance of all Revolving Loans to a Borrower and all Letter of Credit Obligations of such Borrower outstanding at any time in excess of the Borrowing Base of such Borrower and any of its Subsidiaries which is a Borrower Party then in effect shall be immediately due and payable without the necessity of any demand.

                (ii) If any Credit Party issues Subordinated Debt to refinance or repay the Bridge Loan, all net proceeds thereof in excess of the repayment amount shall be applied to the Revolving Loans on the Business Day received, but without reduction of the Commitments.

                (iii) All proceeds of any Casualty Loss shall be applied to the Revolving Loans on the Business Day received, but without reduction of the Commitments; provided, however, that the Agent, in the exercise of its Permitted Discretion, in accordance with Section 2.1(b) may establish reserves for repair or replacement of the property subject to such Casualty Loss.

             (b) Reduction of Commitments. On the Expiration Date, the Commitment of each Lender shall automatically reduce to zero and may not be reinstated. The Borrowers may reduce or terminate the Commitments on a pro rata basis among all Lenders at any time and from time to time in whole or in part. Each such reduction must be in an aggregate amount for all the Lenders of not less than $5,000,000 (and in increments of $1,000,000 thereafter). Once reduced, no portion of the Commitments may be reinstated.

             4.8 Several Obligations. The obligations of each Borrower hereunder to repay the outstanding principal of and interest on its Revolving Loans and Letter of Credit Obligations are several. All other Obligations of Borrowers shall be joint and several.

             4.9 Maintenance of Loan Account; Statements of Account. The Agent shall maintain an account on its books in the name of each Borrower (each, a "Loan Account") in which the Borrower will be charged with all loans and advances made by the Lenders to such Borrower or for such Borrower's account, including the Revolving Loans, and all Letter of Credit Obligations, the Fees, the Expenses and any other Obligations of such Borrower. Each Loan Account will be credited with all payments received by the Agent from such Borrower or for such Borrower's account, including all amounts received in such Borrower's Concentration Account from any Lockbox Bank. The Agent shall send the Borrowers a monthly statement reflecting the activity in the Loan Accounts. Absent manifest error, each monthly statement shall be an account stated and shall be final, conclusive and binding on the Borrowers.

             4.10 Payment Procedures. Each Borrower hereby authorizes the Agent to charge its Loan Account with the amount of all interest, Fees and Expenses and other payments to be made by it hereunder and under the other Credit Documents. Each Borrower's obligations to the Agent and the Lenders with respect to such payments shall be discharged by the Agent's charging the Loan Account as provided herein.

             4.11 Collection of Accounts. By no later than March 31, 1998 and at all times thereafter, each Borrower Party shall maintain lockboxes (the "Lockboxes") and shall instruct all account debtors on the Accounts of such Borrower Party to remit all Collections to such Lockboxes. The applicable Borrower Parties, the Agent and financial institutions selected by the Borrowers and acceptable to the Agent (the "Lockbox Banks") shall enter into lockbox agreements or blocked account agreements, as required by the Agent, substantially in the form attached hereto as Exhibit C or in such other form satisfactory to the Agent (a "Lockbox Agreement" or "Blocked Account Agreement," as applicable), which among other things shall provide for the opening of an account for the deposit of Collections (a "Collection Account") at a Lockbox Bank. All Collections and other amounts received by the Borrower Parties from any account debtor, in addition to all other cash received from any other source, shall upon receipt be deposited into a Collection Account. Termination of such arrangements shall also be subject to approval by the Agent. Upon the terms and subject to the conditions set forth in the Lockbox Agreements, all available amounts held in each Collection Account shall be wired each Business Day into an account for each Borrower Party (each, a "Concentration Account") maintained by the Agent at Bankers Trust (Delaware).

             4.12 Application of Payments. All amounts received in its Concentration Account of a Borrower from the Lockbox Banks shall be credited to the Loan Account daily. All amounts received in the Concentration Account of any Subsidiary which is a Borrower Party (but not a Borrower) shall be transferred to the Concentration Account of its direct or indirect parent corporation which is a Borrower and credited by the applicable Borrower to the outstanding balance of the Indebtedness of such Borrower Party to the Borrower. If no Revolving Loans are then outstanding and no other Obligations are then due, amounts received in a Concentration Account in accordance with the preceding sentences shall be transmitted to the applicable Borrower's Disbursement Account or as otherwise directed by the applicable Borrower in writing. Except as provided in Section 9.5, after the occurrence of an Event of Default, and until it is waived, all amounts received by the Agent from the Lockbox Banks, from liquidation of Collateral or otherwise, shall be applied in the following order: first, to the payment of any Fees, Expenses or other Obligations due and payable to the Agent under any of the Credit Documents, including Agent Advances and any other amounts advanced by the Agent on behalf of the Lenders; second, to the payment of any Fees, expenses or other Obligations due and payable to the Issuing Bank under any of the Credit Documents; third, to the ratable payment of any Fees, Expenses or other Obligations due and payable to the Lenders under any of the Credit Documents other than those Obligations specifically referred to in this Section; fourth, to the ratable payment of interest due on the Revolving Loans; and, fifth, to the ratable payment of principal due on the Revolving Loans.

             4.13 Calculations. All calculations of (i) interest hereunder and (ii) Fees, including, without limitation, Unused Line Fees and Letter of Credit Fees, shall be made by the Agent, on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable. Each determination by the Agent of an interest rate, Fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

             4.14  Special Provisions Relating to Eurodollar Rate Loans.

             (a) Continuation. With respect to any Borrowing consisting of Eurodollar Rate Loans, the Borrowers may (so long as no Default or Event of Default has occurred and is continuing), subject to the provisions of
 Section 4.14(c), elect to maintain such Borrowing or any portion thereof as consisting of Eurodollar Rate Loans by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by notice given not later than 10:00 A.M. Los Angeles time on the third Business Day prior to the date of any such continuation relating to Eurodollar Rate Loans, by the applicable Borrower to the Agent. Such notice by a Borrower of a continuation (a "Notice of Continuation") shall be by telephone or facsimile transmission, and if by telephone, promptly confirmed in writing substantially in the form of
 Exhibit I, in each case specifying (i) the date of such continuation,
 (ii) the Type of Loans subject to such continuation, (iii) the aggregate amount of Loans subject to such continuation and (iv) the duration of the selected Interest Period. A Borrower may elect to maintain more than one Borrowing consisting of Eurodollar Rate Loans by combining such Borrowings into one Borrowing and selecting a new Interest Period pursuant to this
 Section 4.14(a). If Borrower shall fail to select a new Interest Period for any Borrowing consisting of Eurodollar Rate Loans in accordance with this Section 4.14(a), such Revolving Loans will automatically, on the last day of the then existing Interest Period therefore, convert into Prime Rate Loans. The Agent shall give each Lender prompt notice by telephone or facsimile transmission of each Notice of Continuation.

             (b) Conversion. A Borrower may on any Business Day (so long as no Default or Event of Default has occurred and is continuing), upon notice (each such notice, a "Notice of Conversion") given to the Agent, and subject to the provisions of Section 4.14(c), convert the entire amount of or a portion of all Loans of one Type comprising the same Borrowing into Loans of another Type; provided, however, that any conversion of any Eurodollar Rate Loans into Loans of another Type shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Loans and, upon conversion of any Prime Rate Loans into Loans of another Type, the applicable Borrower shall pay accrued interest to the date of conversion on the principal amount converted. Each such Notice of Conversion shall be given not later than 10:00 A.M. Los Angeles time on the Business Day prior to the date of any proposed conversion into Prime Rate Loans and on the third Business Day prior to the date of any proposed conversion into Eurodollar Rate Loans. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone or facsimile transmission, and if by telephone, promptly confirmed in writing substantially in the form of Exhibit J, in each case specifying (i) the requested date of such conversion, (ii) the Type of Loans to be converted, (iii) the portion of such Type of Loan to be converted, (iv) the Type of Loan such Loans are to be converted into and (v) if such conversion is into Eurodollar Rate Loans, the duration of the Interest Period of such Loan. Each conversion shall be in an aggregate amount for the Loans of all Lenders of not less than $2,000,000 or an integral multiple of $100,000 in excess thereof. A Borrower may elect to convert the entire amount of or a portion of all Loans of one Type comprising more than one Borrowing into Loans of another Type by combining such Borrowings into one Borrowing; provided, however, that if the Borrowings so combined consist of Eurodollar Rate Loans, such Loans shall have Interest Periods ending on the same date.

             (c) Certain Limitations on Eurodollar Rate Loans. The right of the Borrowers to maintain, select, continue or convert Eurodollar Rate Loans shall be limited as follows:

                (i) If the Agent is advised by Bankers Trust Company that it is not offering U.S. dollar deposits (in the applicable amounts) in the London interbank market, or the Agent determines that adequate and fair means do not otherwise exist for ascertaining the Eurodollar Rate for Eurodollar Rate Loans comprising any requested Borrowing, continuation or conversion, the right of the Borrowers to select or maintain Eurodollar Rate Loans for such Borrowing or any subsequent Borrowing shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be made as a Prime Rate Loan.

               (ii) If the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, continuation or conversion, notify the Agent that the Eurodollar Rate for Loans comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Loans for such Borrowing, the right of the Borrowers to select Eurodollar Rate Loans for such Borrowing shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be made as a Prime Rate Loan.

              (iii) If at any time any Lender determines (which determination shall, absent manifest error, be conclusive and binding on all parties) that the making, continuation or conversion of any Loan as a Eurodollar Rate Loan has become unlawful or impermissible by reason of compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law or would result in costs or penalties), then, and in any such event, such Lender may give notice of that determination in writing, to the Borrowers and the Agent and the Agent shall promptly transmit the notice to each other Lender. Until such Lender gives notice otherwise, the right of the Borrowers to select Eurodollar Rate Loans from that Lender shall be suspended and each Eurodollar Rate Loan outstanding from that Lender shall automatically and immediately convert to a Prime Rate Loan.

               (iv) The right of the Borrowers to select Eurodollar Rate Loans for any Borrowing is suspended until the first Business Day following the Syndication Date.

                (v) There shall not be outstanding at any one time for each Borrower more than an aggregate of 3 Borrowings of Loans which consist of Eurodollar Rate Loans, or for all Borrowers more than an aggregate of 12 Borrowings of Loans which consist of Eurodollar Rate Loans.

               (vi)  No Agent Advance shall be made as a Eurodollar Rate
          Loan.

             (d) Compensation. (i) Each Notice of Continuation and Notice of Conversion shall be irrevocable by and binding on the Borrowers. In the case of any Borrowing, continuation or conversion that the related Notice of Borrowing, Notice of Continuation or Notice of Conversion specifies is to be comprised of Eurodollar Rate Loans, the Borrowers shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the date for such Borrowing, continuation or conversion specified in such Notice of Borrowing, Notice of Continuation or Notice of Conversion, the applicable conditions set forth in Article 5, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing, continuation or conversion.

               (ii) If any payment of principal of, or conversion or continuation of, any Eurodollar Rate Loan is made other than on the last day of the Interest Period for such Loan as a result of a payment, prepayment, conversion or continuation of such Loan or acceleration of the maturity of the Revolving Notes pursuant to Article 9 hereof or for any other reason, the Borrowers shall, upon demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

              (iii) Calculation of all amounts payable to a Lender under this Section 4.14(d) shall be made as though such Lender elected to fund all Eurodollar Rate Loans by purchasing U.S. dollar deposits in its Eurodollar Lending Office's interbank eurodollar market.

             4.15 Indemnification in Certain Events. If after the Closing Date, either (i) any change in or in the interpretation of any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to the Agent, to any of the Lenders, or to Bankers Trust Company, BT Delaware or any other banking or financial institution from whom any of the Lenders borrows funds or obtains credit (a "Funding Bank"), or (ii) the Agent, a Funding Bank or any of the Lenders complies with any future guideline or request from any central bank or other Governmental Authority or (iii) the Agent, a Funding Bank or any of the Lenders determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or the Agent, a Funding Bank or any of the Lenders complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any of the Lenders' capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Agent's or such Funding Bank's or Lender's policies as the case may be with respect to capital adequacy) by an amount deemed by such Lender to be material, and any of the foregoing events described in clauses (i), (ii) or (iii) increases the cost to the Agent, the Issuing Bank or any of the Lenders of (A) funding or maintaining the Commitments or (B) issuing, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or reduces the amount receivable in respect thereof by the Agent, the Issuing Bank or any Lender, then the Borrowers shall upon demand by the Agent, pay to the Agent, for the account of each applicable Lender or, as applicable, the Issuing Bank or a Funding Bank, additional amounts sufficient to indemnify the Lenders against such increase in cost or reduction in amount receivable. A certificate as to the amount of such increased cost and setting forth in reasonable detail the calculation thereof shall be submitted to the Borrowers by the Agent, or the applicable Lender, Issuing Bank or Funding Bank, and shall be conclusive absent manifest error.

             4.16  Taxes.

                   (a) Payment of Taxes. Except as specifically provided to the contrary in Section 4.16(b) or Section 4.16(d)(iii), any and all payments by a Credit Party hereunder or under any Revolving Note or other document evidencing any Obligations shall be made free and clear of, and without reduction for, any and all present or future taxes, levies, imposts, deductions, charges, withholdings, and all stamp or documentary taxes, excise taxes, ad valorem taxes and other taxes imposed on the value of the assets of any Credit Party or any Subsidiary of a Credit Party, charges or levies which arise from the execution, delivery or registration, or from payment or performance under, or otherwise with respect to, any of the Credit Documents or the Commitments and all other liabilities with respect thereto excluding, in the case of each Lender, the Issuing Bank and the Agent, taxes imposed on or measured by net income or overall gross receipts and capital and franchise taxes imposed on it by (i) the United States, (ii) the Governmental Authority of the jurisdiction in which such Lender's Domestic Lending Office or Eurodollar Lending Office, as applicable, is located or any political subdivision thereof or (iii) the Governmental Authority in which such Person is organized, managed and controlled or is otherwise doing business or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges and withholdings being hereinafter referred to as "Taxes"). If a Credit Party shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any such Revolving Note or document to any Lender, the Issuing Bank or the Agent, (x) the sum payable to such Lender, the Issuing Bank, or the Agent shall be increased as may be necessary so that after making all required withholding or deductions (including withholding or deductions applicable to additional sums payable under this Section 4.16) such Lender, the Issuing Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made, (y) the Credit Parties shall make such withholding or deductions, and (z) the Credit Parties shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

             (b) Indemnification. The Borrowers jointly and severally agree (and, in the case of payments made by OSG under the OSG Guaranty, OSG agrees) to indemnify each Lender, the Issuing Bank and the Agent against, and reimburse each on demand for, the full amount of all Taxes imposed because of any change in any Requirement of Law or any change in the interpretation, administration or application by any Governmental Authority of any Requirement of Law arising after the date hereof (in the case of the Agent and any Lender or Issuing Bank listed on the signature pages hereof) or the date of the Assignment and Assumption Agreement pursuant to which such other Lender or Issuing Bank became a Lender or Issuing Bank (in the case of each other Lender or Issuing Bank), including, without limitation, any Taxes imposed by any Governmental Authority or amounts payable under this Section 4.16 and any additional income, capital or franchise taxes resulting therefrom actually incurred or paid by such Lender, the Issuing Bank or the Agent (as the case may be) or any of their respective Affiliates and any liability (including penalties, interest, and reasonable out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto; provided, that the calculation of such amount is set forth in reasonable detail in a written statement delivered to the Borrowers (or, if applicable, OSG) by the Agent or such Lender or Issuing Bank, which statement shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

             (c) Receipts. Promptly upon the request of the Agent therefor, each Credit Party will furnish to the Agent the original or a certified copy of a receipt evidencing payment of Taxes by such Credit

 Party.

             (d)   Foreign Bank Certifications.

                      (i) Each Lender that is not created or organized under the laws of the United States or a political subdivision thereof (a "Foreign Lender") shall deliver to the Borrowers and the Agent on the Effective Date (or the date on which such Foreign Lender becomes a Lender pursuant to Section 11.8) a true and accurate certificate executed in duplicate by a duly authorized officer of such Foreign Lender to the effect that such Foreign Lender is eligible to receive payments hereunder and under the Revolving Notes without deduction or withholding of United States federal income tax (A) under the provisions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 1001 (or any successor or substitute form or forms)), (B) under Sections 1442(c)(1) and 1442(a) of the Internal Revenue Code (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 4224 (or any successor or substitute form or forms)), or (C) due to such Foreign Lender's not being a "bank" as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code (in which case, the certificate shall be accompanied by two accurate and complete original signed copies of IRS Form W-8 (or any successor substitute form or forms)).

                     (ii) Each Foreign Lender further agrees to deliver to the Borrowers and the Agent, from time to time, a true and accurate certificate executed in duplicate by a duly authorized officer of such Foreign Lender before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrowers and the Agent pursuant to this Section 4.16(d). Each certificate required to be delivered pursuant to this Section 4.16(d)(ii) shall certify as to one of the following:

                         (A) that such Foreign Lender can continue to receive payments hereunder and under the Revolving Notes without deduction or withholding of United States federal income tax;

                         (B) that such Foreign Lender cannot continue to receive payments hereunder and under the Revolving Notes without deduction or withholding of United States federal income tax as specified therein but does not require additional payments pursuant to Section 4.16(a) because it is entitled to recover the full amount of any such deduction or withholding from a source other than the Borrowers; or

                         (C) that such Foreign Lender is no longer capable of receiving payments hereunder and under the Revolving Notes without deduction or withholding of United States federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrowers.

 Each Foreign Lender agrees to deliver to the Borrowers and the Agent further duly completed copies of the above-mentioned IRS forms on or before the earlier of (x) the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding from United States federal income tax and (y) fifteen (15) days after the occurrence of any event requiring a change in the most recent form previously delivered by such Foreign Lender to the Borrowers and Agent, unless any change in any Requirement of Law, or official interpretation thereof which would render such form inapplicable or which would prevent the Foreign Lender from duly completing and delivering such form has occurred prior to the date on which any such delivery would otherwise be required and the Foreign Lender promptly advised the Borrowers that it is not capable of receiving payments hereunder and under the Revolving Notes without any deduction or withholding of United States federal income tax.

                    (iii) The Credit Parties shall not be required to pay any additional amount to any Foreign Lender under Section 4.16(b) if such Foreign Lender shall have failed to satisfy the requirements of Section 4.16(d)(i), it being agreed and understood that nothing in this Section 4.16(d)(iii) shall relieve the Credit Parties of their obligations to pay any additional amounts pursuant to Section 4.16(b) in the event that, as a result of any change after the date of such satisfaction in any Requirement of Law or any change after the date of such satisfaction in the interpretation, administration or application by any Governmental Authority of any Requirement of Law, such Foreign Lender is no longer capable of receiving payments hereunder and under the Revolving Notes without any deduction or withholding of United States federal income tax.

                               ARTICLE 5.

                         CONDITIONS PRECEDENT

             5.1 Conditions to Initial Loans and Letters of Credit. The obligation of each Lender to fund its Proportionate Share of the initial Revolving Loans, and the obligation of the Agent to cause the Issuing Bank to issue the initial Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent on or before January 31, 1998:

             (a) Closing Document List. The Agent and the Lenders shall have received this Credit Agreement, the Revolving Notes, the other Credit Documents and each of the other agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the "Closing Document List" attached hereto as Schedule A, each duly executed by all applicable parties.

             (b) Material Adverse Change. (i) No change, occurrence, event or development or event involving a prospective change that is reasonably likely to have a Material Adverse Effect shall have occurred and be continuing, and (ii) there shall not have occurred a substantial impairment of the financial markets generally that is reasonably likely to materially and adversely affect the transactions contemplated hereby, in each case as determined by the Agent and each Lender in its sole discretion.

             (c) Fees and Expenses. All Fees and Expenses payable on or before the Closing Date shall have been paid.

             (d) Borrowing Base; Unused Availability. The Borrowing Base of the Borrowers and any Subsidiary which is a Borrower Party shall be appropriate, in the Agent's Permitted Discretion, for Borrowers' overall business and working capital requirements. On the Closing Date, after giving effect to the consummation of the Kolmar Acquisition and the repayment of Indebtedness, Borrowers shall have an aggregate Excess Availability of not less than $5,000,000.

             (e) Kolmar Acquisition; Bridge Loans; Stock Issuance. OSG shall have received at least $70,000,000 in gross proceeds from the issuance of the Bridge Loan and at least $20,900,000 from the issuance of OSG's common stock to G+M and other Persons acceptable to the Agent and the Majority Lenders, and all Transaction Documents related thereto shall be in form and substance satisfactory to the Agent and the Majority Lenders. The Kolmar Acquisition shall be consummated concurrently with the initial Revolving Loans in accordance with all applicable Requirements of Law on the terms and conditions set forth in the Acquisition Documents, each of which shall be satisfactory in form and substance to the Agent and the Majority Lenders, with no amendments or waivers thereto except as approved by the Agent and the Majority Lenders.

             (f) Perfection of Liens. The Liens and all other security interests in favor of the Agent for the benefit of the Lenders and the Issuing Bank on the assets of the Credit Parties shall have been duly perfected and shall constitute first and prior Liens, except as otherwise permitted hereunder. The Borrowers shall have delivered payoff demands with respect to all Indebtedness to be repaid, together with releases of all Liens with respect thereto, and all such Indebtedness shall be repaid in full from the proceeds of the initial Revolving Loans.

             (g) Completion of Due Diligence. The Agent and the Lenders and counsel to the Agent shall have completed their due diligence investigation of the Credit Parties and the Collateral (including all appraisals) and shall be satisfied with the results thereof.

             (h) Capitalization and Corporate Structure. The capital and corporate structure of OSG and its Subsidiaries, after giving effect to the Kolmar Acquisition, and all Governing Documents shall be acceptable to the Agent and the Lenders in all respects.

             (i) Consents and Approvals. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or other applicable Requirements of Law shall have expired without any adverse action and Borrowers and Sellers shall have obtained and delivered to the Agent all consents and approvals of all Governmental Authorities or parties to Contractual Obligations required to consummate the Kolmar Acquisition, to incur the Obligations, to grant Liens to the Agent, and to consummate the Transactions.

             (j) Litigation. There shall not be pending or, to the best knowledge of any Borrower, threatened any litigation, proceeding, investigation or other action seeking an injunction or other restraining order, damages or other relief with respect to the Transactions, the Transaction Documents, the transactions contemplated by this Credit Agreement or the other Credit Documents or the business activities of any Credit Party. No Requirement of Law shall prohibit, enjoin or restrain the consummation of the Transactions.

             (k) Solvency. The Agent shall have received a certificate of the chief financial officer of each Borrower and the opinion of Houlihan Lokey Howard & Zukin and addressed to the Agent and the Lenders in form and substance satisfactory to the Agent and the Lenders, attesting that, on a pro forma basis, after giving effect to the Kolmar Acquisition and the Transactions, each Borrower shall not be insolvent or rendered insolvent, be left with an unreasonably small capital with which to engage in its business or have incurred debts beyond its ability to pay as such debts mature.

             (l) Appraisals. The Agent and the Lenders shall have received appraisals of the Mortgaged Properties satisfying the requirements of Regulation Y of the Board of Governors of the Federal Reserve System and the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and appraisals of the Equipment of each Borrower Party, in each case from firms and in form, scope and substance acceptable to the Agent and Lenders.

             (m) Insurance and Title Insurance. The Agent shall have received evidence satisfactory to it that the Credit Parties maintain insurance meeting the requirements of the Credit Documents and that the Agent, for the benefit of the Lenders and the Issuing Bank, has been named loss payee for all property insurance and additional insured for all liability insurance (including any environmental liability insurance), and, except as agreed by the Agent, shall have received ALTA extended coverage mortgagee policies of title insurance (or commitments therefor) for the Mortgaged Properties from an insurer, in amounts, and in form and substance satisfactory to Agent.

             (n) Environmental Reports. The Agent shall have received the Environmental Reports, in scope and substance satisfactory to the Agent, concerning the properties and businesses of the Borrowers and their Subsidiaries, including all properties acquired in the Kolmar Acquisition and all Mortgaged Properties.

             (o) Opinions of Counsel. The Agent and the Lenders shall have received favorable legal opinions from Paul, Hastings, Janofsky & Walker, counsel to the Credit Parties, and from such local counsel as the Agent may reasonably request, covering such matters as may be reasonably requested by the Agent or the Lenders in connection with the Kolmar Acquisition, the Credit Documents and the Transactions. The Agent shall have received a reliance letter from counsel to the Sellers with respect to the opinions delivered in connection with the Kolmar Acquisition.

             (p) Financial Statements and Projections. The Agent and the Lenders shall have received and approved (i) the audited Financial Statements of each of ASC and PLI for the Fiscal Year ended December 31, 1996, together with the unqualified opinions of Deloitte & Touche LLP thereon, (ii) the audited combined financial statements of Kolmar and its Subsidiaries and the assets to be acquired by Kolmar Canada for the fiscal year ended December 31, 1996, together with the unqualified opinion of KPMG Peat Marwick thereon; (iii) interim Financial Statements for OSG and its Subsidiaries for the nine months ending September 30, 1997 and Kolmar and its Subsidiaries for the nine months ending September 27, 1997; each reviewed by the Auditors in scope and substance satisfactory to the Agent and the Lenders; (iv) the Pro Forma; and (v) Projections; and the Agent and the Lenders shall have determined that the financial condition of the Credit Parties does not differ in any material adverse respect from the financial condition existing prior to October 30, 1997 and that the Credit Parties will be able to comply with the financial covenants set forth in this Credit Agreement.

             (q) Closing Certificate. The Borrowers shall deliver a certificate of their chief executive officer or chief financial officer certifying that (i) all conditions to the closing have been satisfied, and
 (ii) no change, occurrence, event or development or event involving a prospective change that is reasonably likely to have a Material Adverse Effect has occurred and is continuing.

             (r) Borrowing Base Certificates, etc. The Agent shall have received from Borrowers a consolidating and consolidated Borrowing Base Certificate for each Borrower and its Subsidiaries which are Borrower Parties (but not Borrowers) and a Notice of Borrowing for all Revolving Loans to be made on the Closing Date, together with wire transfer instructions for all disbursements to be made on such date.

             (s) Amendments to Transaction Documents. The amendments to the Management Agreement and the Stockholder Agreement shall be in form and substance satisfactory to the Agent and the Lenders.

             (t) Additional Documents. The Credit Parties shall have executed and delivered to the Agent and the Lenders all documents which the Agent determines are reasonably necessary to consummate the transactions contemplated hereby.

             5.2 Conditions Precedent to All Revolving Loans and Letters of Credit. The obligation of each Lender to fund its Proportionate Share of any requested Revolving Loan, of the Agent to make Agent Advances or of the Agent to cause the Issuing Bank to issue any requested Letter of Credit is subject to the conditions precedent set forth below. Each Notice of Borrowing and each Letter of Credit Request shall constitute a representation and warranty that such conditions are satisfied.

             (a) All representations and warranties of any Credit Party contained in this Credit Agreement and the other Credit Documents shall be true and correct on and as of the date of such Notice of Borrowing or Letter of Credit Request or issuance of a check drawn against or request for transfer from any Disbursement Account, as if then made, other than representations and warranties that relate solely to an earlier date;

             (b) No Default or Event of Default shall have occurred, or would result from the making of the requested Revolving Loan or the issuance of the requested Letter of Credit, which has not been waived; and

             (c) No event has occurred which has had or could reasonably be expected to have a Material Adverse Effect.

                                 ARTICLE 6.

                      REPRESENTATIONS AND WARRANTIES.

             To induce the Agent and the Lenders to enter into this Credit Agreement and to make the Revolving Loans and other financial accommodations described herein, and to induce the Issuing Bank to issue Letters of Credit, OSG and the Borrowers hereby jointly and severally represent and warrant to the Agent, the Lenders and the Issuing Bank that the following are true, correct and complete, both before and after giving effect to the Acquisition and any other Permitted Acquisition. Such representations and warranties, and all other representations and warranties made by the Credit Parties in any other Credit Document, shall survive the execution and delivery of the Credit Documents.

             6.1 Organization and Qualification. Each Credit Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where it presently is, or proposes to be, engaged in business. Schedule B, Part 6.1 lists all jurisdictions in which the Credit Parties are qualified to do business as foreign corporations.

             6.2 Authority. Each Credit Party has the requisite corporate power and authority to execute, deliver and perform each of the Credit Documents and Transaction Documents to which it is a party. All corporate action necessary for the execution, delivery and performance of any of the Credit Documents and Transaction Documents has been taken.

             6.3 Enforceability. This Credit Agreement and each other Credit Document, each Transaction Document and each Acquisition Document is (or will upon due execution be) the legal, valid and binding obligation of each Credit Party which is a party thereto, enforceable in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency or similar proceedings affecting the rights of creditors generally.

             6.4 No Conflict. The execution, delivery and performance of each Credit Document, Transaction Document and Acquisition Document by the Credit Parties are not in contravention of any Requirement of Law material to any Credit Party or any material Contractual Obligation to which it is a party or by which it or any of its properties are bound and will not, except as contemplated herein, result in the imposition of any Liens upon any of its properties.

             6.5 Consents and Filings. No consent, authorization, permit or filing with any Government Authority or under any Contractual Obligation is required in connection with the execution, delivery and performance of this Credit Agreement or any Credit Document or Transaction Document or Acquisition Document, or the continuing operations of the Credit Parties, except (i) those that have been obtained or made prior to the date hereof or, with respect to any Permitted Acquisition, prior to its consummation,
 (ii) filings necessary to create, perfect or retain the perfection of Liens of the Agent against the Collateral, (iii) filings in respect of the Kolmar Acquisition which will be made promptly after the Closing Date which will not create a Material Adverse Effect if not so made or approved, and (iv) filings in respect of any other Permitted Acquisition which will be made promptly after the closing of each such Permitted Acquisition which will not create a Material Adverse Effect if not so made or approved.

             6.6 Government Regulation. Neither OSG nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940, or any other Requirement of Law that limits its ability to incur indebtedness or its ability to consummate the transactions contemplated in this Credit Agreement and the other Credit Documents and Transaction Documents.

             6.7 Solvency. Before and after giving effect to the Transactions and any Permitted Acquisition, (i) the fair saleable value of the assets of each Credit Party exceeds all its probable liabilities, including those to be incurred pursuant to this Credit Agreement and the other Credit Documents and Transaction Documents; (ii) no Credit Party has unreasonably small capital in relation to the business in which it is or proposes to be engaged; (iii) no Credit Party has incurred, nor does it believe that it will incur debts beyond its ability to pay as such debts become due; and (iv) no Credit Party believes that it will be unable to satisfy any final judgment against it in accordance with its terms.

             6.8 Rights in Collateral; Priority of Liens. Each Credit Party has good and marketable title to all property which constitutes part of the Collateral, free and clear of any and all Liens in favor of third parties except Permitted Encumbrances. Upon the proper filing of the UCC financing statements, filings under the Ontario and any other applicable Requirements of Law and the Intellectual Property Security Agreements and recordation or registration, as applicable, of the Mortgages listed in the Closing Document List or delivered in connection with any Permitted Acquisition, the security interests granted pursuant to the Credit Documents constitute valid and enforceable first, prior and perfected Liens on the Collateral, to the extent such Liens can be perfected by the filing of such financing statements filings and Intellectual Property Security Agreements or recordation of such Mortgages.

             6.9 Financial Data. OSG has provided to the Agent and each of the Lenders complete and accurate copies of (i) annual audited Financial Statements of each of ASC and PLI for the Fiscal Year ended December 31, 1996 and unaudited consolidated and consolidating Financial Statements of OSG and its Subsidiaries for the nine months ended September 30, 1997 and
 (ii) audited combined Financial Statements of Kolmar and its Subsidiaries (including the assets to be acquired by Kolmar Canada) for the fiscal year ended December 31, 1996 and audited combined and unaudited consolidating Financial Statements of Kolmar and its Subsidiaries for the nine months ended September 27, 1997. Such Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved and fairly present the respective financial positions, results of operations and cash flows of the applicable Persons for each of the periods covered (subject in the case of interim statements, to normal year-end audit adjustments and the absence of footnotes). The Projections have been made in good faith, based upon assumptions which the Borrowers believe to be reasonable. Except as set forth on Schedule B, Part 6.9, to the best of Borrowers' knowledge (after due inquiry), no Credit Party has any Contingent Obligation, contingent liability or liability for taxes, long-term leases or commitments, which is not reflected in such Financial Statements or the most recent Financial Statements delivered under Section
 7.1 hereof.

             6.10 FEIN; Locations of Offices, Records and Inventory. The Federal Employee Identification Number (if applicable), the comparable identification number in Canada and the address of the principal place of business and chief executive office of each Credit Party and all locations of Collateral is set forth on Schedule B, Part 6.10. The books and records of the Credit Parties, and all their chattel paper and records of Accounts, are maintained exclusively at such locations. There is no jurisdiction in which the Credit Parties have any Collateral (except for vehicles and Inventory in transit for processing or to customers) other than those jurisdictions identified on Schedule B, Part 6.10. A complete list of the name of the lessor or warehouse company and address of each leased premises or warehouse not owned by a Credit Party at which Inventory is stored is set forth on Schedule B, Part 6.10. None of the receipts received and to be received by any Credit Party from any warehouseman state that the Inventory covered thereby is to be delivered to bearer or to the order of a named person or to a named person and such named person's assigns.

             6.11 Subsidiaries; Ownership of Stock. After giving effect to the Kolmar Acquisition, the only direct or indirect Subsidiaries of OSG are those listed on Schedule B, Part 6.11. OSG or its Subsidiary specified in Schedule B, Part 6.11 is the record and beneficial owner of all of the shares of capital stock of each of the Subsidiaries listed on Schedule B,
 Part 6.11, except as set forth on such Schedule. There are no proxies, irrevocable or otherwise, with respect to such shares, and no equity securities of any of such Subsidiaries are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any such Subsidiary is or may become bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of such shares so owned by the Credit Parties are owned by the Credit Parties free and clear of any Liens.

             6.12 No Judgments or Litigation. Except as set forth on Schedule B, Part 6.12, no judgments, orders, writs or decrees are outstanding against any Credit Party nor is there now pending or, to the best of the Borrowers' knowledge after diligent inquiry, threatened, any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any Credit Party, which could reasonably be expected to have a Material Adverse Effect.

             6.13 No Defaults. No Credit Party is in default under any term of any Contractual Obligation to which any of them is a party or by which any of them is bound, which could, individually or in the aggregate, have a Material Adverse Effect. Neither OSG nor the Borrower know of any material dispute regarding any such Contractual Obligation.

             6.14 Labor Matters. Schedule B, Part 6.14 accurately sets forth all labor contracts to which any Credit Party is a party and their dates of expiration. There are no existing or threatened strikes, lockouts or other disputes relating to any collective bargaining or similar agreement to which any Credit Party is a party.

             6.15 Compliance with Law. No Credit Party has violated or failed to comply with any Requirement of Law, including, without limitation, ERISA, Environmental Laws or the regulations of the United States Food and Drug Administration or its equivalent is foreign countries, which could, individually or in the aggregate, have a Material Adverse Effect.

             6.16 ERISA. Schedule B, Part 6.16 provides a complete list of the pension, retirement, profit sharing and other employee benefit and fringe benefit plans, including medical and life insurance, workers' compensation, and vacation benefits, that cover employees of OSG or any Subsidiary of OSG (collectively the "Employee Plans").

                (a) Each Employee Plan is in compliance with all applicable Requirements of Law and has been maintained in compliance with the terms of such Plan. Full and timely payment has been made of all amounts required to be contributed under the terms of each Employee Plan and applicable law or required to be paid as expenses under such Employee Plan. Each Employee Plan intended to be qualified under Code Section 401(a) has received a determination letter to that effect from the Internal Revenue Service and no event has occurred and no amendment has been made that would adversely affect such qualified status.

                (b) The current value of the assets of each Employee Plan subject to Title IV of ERISA, based on the actuarial assumptions presently used by the Employee Plan, exceeds the present value of the accrued benefits under such Plan. No Employee Plan subject to Title IV of ERISA or to Code Section 412 has incurred any accumulated funding deficiency, whether or not waived, and no other actual or contingent liability for any other expenses or obligations of any Employee Plan exists.

                (c) Neither OSG nor any ERISA Affiliate is making contributions, obligated to make contributions, or within the six calendar years prior to the closing date, made or been obligated to make contributions to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

                (d) Neither any Employee Plan nor any fiduciary for any Employee Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither OSG, or any of its Subsidiaries nor any Employee Plan has had asserted against it any claim for taxes under Chapter 43 Subtitle D or Section 5000 of the Code or for penalties under ERISA Section 502(c), (i) or (l), with respect to any Employee Plan, nor is there a basis for any such claim. No officer, director or employee of OSG or any of its Subsidiaries has committed a material breach of any responsibility or obligation imposed on fiduciaries by Title I of ERISA with respect to any Employee Plan. As to Plans not subject to ERISA, no conduct has occurred that would constitute a material breach of those provisions if the Plan were subject to those requirements.

                (e) Other than routine claims for benefits, there is no claim pending, or, to the knowledge of OSG or any Borrower, threatened, involving any Employee Plan. There is no proceeding pending, or, to the knowledge of OSG or any Borrower, threatened, involving any Employee Plan before the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Authority, domestic or foreign. No proceedings have been instituted by any Governmental Authority to terminate any Plan in a manner that could create a liability or obligation of OSG, any of its Subsidiaries or any ERISA Affiliate, and no condition exists that presents a material risk that such proceedings will be instituted. No Termination Event has occurred and no other event on circumstance has occurred that may result in a Termination Event.

                (f) No reporting or disclosure requirement imposed by ERISA, the Code, or any other law, has been violated with respect to any Employee Plan.

                (g) With respect to each Plan that is a welfare plan (as defined in ERISA section 3(1), OSG, each of its Subsidiaries and each ERISA Affiliate has complied in all material respects with the provisions of Sections 601-734 of ERISA and their Code counterparts. Neither OSG, nor any of its Subsidiaries nor any ERISA Affiliate is obligated to provide health care benefits of any kind to retired employees pursuant to any Employee Plan or any agreement or understanding. [The Accumulated Post-Retirement Benefit Obligation (as defined in Statement of Financial Accounting Standards No. 106) as of [_____________] with respect to post-retirement health and life benefits is estimated by the independent actuary to be $___________, calculated using the actuarial assumptions used for the last available financial reporting period.]

                (h) Schedule B, Part 6.16 lists all Employee Plans subject to laws of a country or jurisdiction other than the United States (the "Foreign Plans"). All contributions required to be made to each Foreign Plan for all prior plan years in order for each Foreign

                      Plans to comply with the minimum funding standards imposed by applicable law have been made or properly accrued and all employee contributions to the Foreign Plans for all prior plan years have been properly withheld any fully paid into the applicable funding arrangements. There has been no withdrawal of assets from the Foreign Plans and no application for approval of a withdrawal of assets has been made to any Governmental Authority. Each of the Foreign Plans is registered or qualified within the meaning of applicable law and nothing has occurred which would result in the revocation of the registration or qualification of such Plans. The representations and warranties contained in this subsection (h) are in addition to each of the other representations and warranties contained in Section 6.16 that are applicable to the Foreign Plans.

                (i) Agent has received a copy of the three most recently filed Internal Revenue Service Form 5500 series and accountant's opinions, if applicable, for each Employee Plan, all applicable Internal Revenue Service determination letters, and all applicable foreign registration documents.

                (j) Neither OSG nor any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(2a) of the Internal Revenue Code.

             6.17 Compliance with Environmental Laws. Except as disclosed on Schedule B, Part 6.17, (i) none of the Credit Parties is the subject of a judicial or administrative proceeding or investigation relating to the violation of any Environmental Law, or asserting potential liability arising from the disposal by any Person of any Hazardous Material;
 (ii) none of the Credit Parties has filed or received any notice under any Requirement of Law of treatment, storage, disposal, spill or release or threatened release, at any property owned or leased or formerly owned or leased by any Credit Party or at any other location, of any Hazardous Material generated, used, stored, treated, transported or released by or on behalf of any Credit Party which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; and
 (iii) none of the Credit Parties has knowledge of any contingent liability for any release of any Hazardous Material which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

             6.18 Intellectual Property. The Credit Parties possess such assets, licenses, patents, patent applications, copyrights, service marks, trademarks and trade names as are necessary or advisable to continue to conduct their present and proposed business activities.

             6.19 Licenses and Permits. Each of the Credit Parties has obtained and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its business as presently conducted and as proposed to be conducted, except such permits, etc. for which transfer approvals may, in accordance with Requirements of Law, and will be obtained promptly after consummation of the Kolmar Acquisition or any Permitted Acquisition.

             6.20  Taxes and Tax Returns.

             (a) Except as set forth on Schedule B, Part 6.20, the Credit Parties have timely filed, without request for extension, all income tax returns required to be filed. The information filed is complete and accurate in all material respects. All deductions taken in such income tax returns are appropriate and in accordance with applicable laws and regulations, except deductions that may have been disallowed but are being challenged in good faith and for which adequate reserves have been made in accordance with GAAP.

             (b) All taxes, assessments, fees and other governmental charges for periods beginning prior to the date hereof, have been timely paid and no Credit Party has any liability for taxes in excess of the amounts so paid or reserves so established.

             (c) Except as set forth in Schedule B, Part 6.20, no deficiencies for taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against any Credit Party and no tax liens have been filed. Except as set forth in Schedule B, Part 6.20, there are no pending or threatened audits, investigations or claims for or relating to any liability for taxes and there are no matters under discussion with any Governmental Authority which could reasonably be expected to result in a material additional liability for taxes. Either the federal income tax returns of the Credit Parties have been audited by the Internal Revenue Service or other applicable Governmental Authority and such audits have been closed, or the period during which any assessments may be made by the Internal Revenue Service or other applicable Governmental Authority has expired without waiver or extension for all years up to and including the fiscal year of the Credit Parties ended as set forth on Schedule B, Part 6.20. Except as set forth in Schedule B,

 Part 6.20, no extension of a statute of limitations relating to taxes, assessments, fees or other governmental charges is in effect with respect to the Credit Parties.

             (d) Except as set forth on Schedule B, Part 6.20, no Credit Party has any obligation under any written tax sharing agreement or agreement regarding payments in lieu of taxes.

             6.21 Material Contracts. Schedule B, Part 6.21, contains a true, correct and complete list of all the Material Contracts currently in effect on the date hereof. Except as described on Schedule B, Part 6.21, none of the Material Contracts contains any burdensome restrictions on the Credit Parties or any of their respective properties, all of the Material Contracts are in full force and effect, and no defaults currently exist thereunder.

             6.22 Accuracy and Completeness of Information. All factual information furnished by or on behalf of the Credit Parties in writing to the Agent, any Lender, or the Auditors for purposes of or in connection with this Credit Agreement or any Credit Documents or the Transactions, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

             6.23 No Change. Since December 31, 1996, there has been no development or event nor any prospective development or event, which has had or could reasonably be expected to have a Material Adverse Effect.

             6.24 Representations in Acquisition Documents. Each of the representations and warranties of the parties to any Acquisition Document is true and correct in all material respects, and is incorporated herein by reference.

                                 ARTICLE 7.

                           AFFIRMATIVE COVENANTS.

             Until termination of this Credit Agreement and payment and satisfaction of all Obligations due hereunder and under the other Credit
 Documents:

             7.1 Financial Reporting. OSG and the Borrowers shall timely deliver to each Lender the following information:

             (a) Annual Financial Statements. As soon as available, but not later than 120 days after each Fiscal Year end: (i) the annual audited Financial Statements of OSG and its Subsidiaries; (ii) a comparison in reasonable detail to the prior year audited Financial Statements; (iii) the Auditors' unqualified opinion, "Management Letter" and statement indicating that the Auditors have not obtained knowledge of the existence of any Default or Event of Default during their audit; (iv) a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of OSG and its Subsidiaries for such Fiscal Year, prepared by the chief financial officer of OSG; and
 (v) a Compliance Certificate substantially in the form of Exhibit D with an attached schedule of calculations demonstrating compliance with the Article 8 covenants.

             (b) Projections. Not later than 45 days after each Fiscal Year end, beginning with the Fiscal Year ended December 31, 1997, projections of the financial condition and results of operations of OSG and its Subsidiaries for the next three years, containing projected consolidating balance sheets, statements of operations, statements of cash flows and statements of changes in shareholders equity on a monthly basis for the first of the three years and annually for the second and third.

             (c) Quarterly Financial Statements. As soon as available, but not later than 60 days after each end of each of the first three fiscal quarters, and 120 days after end of the last fiscal quarter: (i) Financial Statements of OSG and its Subsidiaries as of the fiscal quarter then ended, and for the Fiscal Year to date; (ii) a comparison in reasonable detail to the Financial Statements for the corresponding periods of the prior Fiscal Year; (iii) the certification of the chief executive officer or chief financial officer of OSG that such Financial Statements have been prepared in accordance with GAAP (subject to year-end audit adjustments); (iv) a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of OSG and its Subsidiaries for such fiscal quarter and Fiscal Year to date, prepared by the chief financial officer of OSG; and (v) a Compliance Certificate substantially in the form of Exhibit D with an attached schedule of calculations demonstrating compliance with the Article 8 covenants.

             (d) Monthly Financial Statements. As soon as available, but not later than 45 days after the end of each month: (i) a consolidated and consolidating balance sheet for OSG and its Subsidiaries as at the end of such month and for the Fiscal Year to date and consolidated and consolidating statements of operations and cash flows for such month and for the Fiscal Year to date; (ii) a comparison to the balance sheet, statement of operations and statement of cash flows for the same year to date period in the prior year; (iii) a certification by the chief financial officer of OSG that such balance sheet, statement of operations and statement of cash flows have been prepared in accordance with GAAP (subject to year-end audit adjustments); and (iv) a Compliance Certificate substantially in the form of Exhibit D with an attached schedule of calculations demonstrating compliance the Article 8 covenants.

             (e) Monthly Comparison to Prior Projections. As soon as available, but not later than 45 days after the end of each month, a comparison of actual results of operations for OSG and its Subsidiaries for such month and for the period from the beginning of the current Fiscal Year through the end of such month with amounts previously projected for those periods (see Section 7.1(b)) and with actual results for corresponding periods in the previous Fiscal Year.

             (f) Purchase Price Adjustments. Promptly after receipt thereof, all schedules, financial statements or documents evidencing the calculation of any purchase price adjustment under any Acquisition Documents.

             7.2 Collateral Reporting. The Borrowers shall timely deliver to the Agent the following certificates and reports:

             (a) Monthly Borrowing Base Certificates. At the times and for the periods set forth below, a borrowing base certificate (the "Borrowing Base Certificate"), which shall be: (i) completed substantially in the form of Exhibit E, detailing each Borrower Party's Eligible Accounts Receivable, Eligible Inventory and Eligible Equipment as of the last day of the applicable period (or as of such other date as the Agent may reasonably request) and the Real Property Value; (ii) prepared by or under the supervision of such Borrower's chief executive officer or chief financial officer and certified by such officer subject only to adjustment upon completion of the normal year-end audit; and (iii) attached to such additional schedules and other information as the Agent may reasonably request. The Borrowing Base Certificate shall be delivered monthly for each month from the Closing Date until March 31, 1998, within thirty (30) calendar days after the end of each month, calculating the Borrowing Base as of the last day of each such month and thereafter, (A) for any month for which the Excess Availability (determined as of the last day of such month) is more than $10,000,000, within thirty (30) calendar days after the end of such month, calculating the Borrowing Base as of the last day of each such month; (B) for any month for which the Excess Availability (determined as of the last day of such month) is in excess of $5,000,000 but less than or equal to $10,000,000, within ten (10) Business Days after the end of such month, calculating the Borrowing Base as of the last day of each such month and (C) for any month for which the Excess Availability (determined as of the end of each month for the month then ended) is $5,000,000 or less, within five (5) Business Days after the end of each week, commencing with the first week after the date of determination.

             (b) Inventory Report. A report of Inventory of each Borrower Party, based upon a physical count, which shall describe the Borrower Party's Inventory by category and by item (in reasonable detail) and report of the value (at lower of cost or market) of such Inventory; provided that so long as no Event of Default has occurred and is continuing, such report shall be required no more than once a year.

             (c)   Appraisals.

                   (i) At least once during each Fiscal Year, an appraisal of the orderly liquidation value of all Equipment of the Borrower Parties, prepared by an appraisal firm satisfactory to the Agent and in scope and substance satisfactory to the Agent; provided that so long as no Event of Default has occurred and is continuing, such appraisal shall be required no more than once a year.

                  (ii) When required under applicable Requirements of Law, an appraisal of any Mortgaged Property, meeting the requirements of such Requirements of Law.

             (d) Further Assurances. When reasonably requested by the Agent or any Lender, any further information regarding the Collateral, business affairs and financial condition of OSG or any of its Subsidiaries.

             7.3 Notification Requirements. The Borrowers shall timely give the Agent and each of the Lenders the following notices:

             (a)  Notice of Defaults.  Promptly, and in any event within two
 (2) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of the chief executive officer or chief financial officer of OSG or a Borrower specifying the nature thereof and the Borrowers' proposed response thereto, each in reasonable detail.

             (b) Proceedings or Adverse Changes. Promptly, and in any event within five (5) Business Days after OSG or any Borrower becomes aware of (i) any proceeding being instituted by or against any Credit Party in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) seeking an injunction or any such proceeding being instituted or threatened which, if adversely determined, could have a Material Adverse Effect, (ii) any order, judgment or decree in excess of $750,000 being entered against any Credit Party or any of their respective properties or assets or (iii) any actual or prospective change, development or event which has had or could reasonably be expected to have a Material Adverse Effect, a written statement describing such proceeding, order, judgment, decree, change, development or event and any action being taken with respect thereto by any Credit Party.

             (c)  ERISA Notices.  (i) Promptly, and in any event within ten
 (10) Business Days after OSG, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of the chief financial officer of OSG describing such Termination Event and any action that is being taking with respect thereto by OSG, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation. OSG, such Subsidiary and the ERISA Affiliate shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor; (ii) promptly, and in any event within three (3) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by OSG, any of its Subsidiaries or any ERISA Affiliate with respect to such request; and (iii) promptly, and in any event within three
 (3) Business Days after receipt by OSG, any of its Subsidiaries or any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

             (d) Environmental and Health and Safety Notices. Promptly, and in any event within ten (10) Business Days after receipt by any Credit Party of any notice, complaint or order alleging actual or prospective violation in any material respect of any environmental, health or safety Requirement of Law or alleging responsibility for costs of a cleanup, together with a copy of such notice, complaint, or order and a written statement describing any action being taken with respect thereto by any Credit Party.

             (e)  Material Contracts.  Promptly, and in any event within ten
 (10) Business Days after any Material Contract or the Management Agreement is terminated or amended or any new Material Contract is entered into, a written statement describing such event, with copies of amendments or new contracts, and an explanation of any actions being taken with respect thereto.

             (f) Collateral Matters. At least thirty (30) Business Days prior written notice to the Agent of any change in the name, identity or corporate structure of any Credit Party, the location of any Collateral (other than with respect to the Collateral located in the ordinary course of business on property owned or leased by an outside processor) or in the location of the chief executive office or place of business of any Credit Party from the locations specified in Schedule B, Part 6.10. At least twenty (20) Business Days prior to any such change, the Borrowers shall cause to be executed and delivered to the Agent any financing statements, Collateral Access Agreements or other documents required by the Agent, all in form and substance reasonably satisfactory to the Agent.

             7.4 Corporate Existence. OSG shall, and shall cause each of its Subsidiaries to, (a) maintain its corporate existence (except that any Borrower's Subsidiaries may merge with each other and with such Borrower (provided that the Borrower shall be the surviving corporation), provided the Agent receives five (5) Business Days prior written notice thereof),
 (b) maintain in full force and effect all licenses, bonds, franchises, leases, trademarks and qualifications to do business, and all patents, contracts and other rights necessary or advisable to the profitable conduct of their businesses except where failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) continue in, and limit their operations to, the same general lines of business as presently conducted by them (after giving effect to the Kolmar Acquisition) and those reasonably related thereto.

             7.5 Books and Records; Inspections. OSG agrees to maintain, and to cause each of its Subsidiaries to maintain, books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice. OSG and the Borrowers agree that the Agent or its agents may enter upon the premises of OSG or any of its Subsidiaries at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all on and after the occurrence of a Default which continues beyond the expiration of any grace or cure period applicable thereto, and which has not otherwise been waived by the Agent, for the purposes of (a) inspecting and verifying the Collateral, (b) inspecting and/or copying (at the Borrowers' expense) any and all records pertaining thereto, and
 (c) discussing the affairs, finances and business of the Credit Parties with any officers, employees and directors of any Credit Party or with the Auditors.

             7.6 Insurance. OSG agrees to maintain, and to cause each of its Subsidiaries to maintain, public liability insurance, third party property damage insurance, business interruption insurance and replacement value insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are at all times satisfactory to the Agent in its commercially reasonable judgment. All policies covering the Collateral are to name the Agent as an additional insured and the loss payee in case of loss, and are to contain such other provisions as the Agent may reasonably require to fully protect the Agent's interest in the Collateral and to any payments to be made under such policies. All policies shall also contain an agreement of the issuer requiring that the coverages evidenced thereby may not be cancelled, terminated or modified without endeavoring to give at least thirty (30) days prior written notice to the Agent. Borrowers shall deliver all original policies, including additional and renewal policies, to the Agent and, in the case of insurance about to expire, shall deliver renewal policies not less than ten (10) days prior to their respective dates of expiration. In case of loss or damage by fire or other casualty, the Agent is authorized: (a) to settle and adjust any claim under insurance policies that insure against such risks; or (b) to allow the applicable Credit Party to agree with the insurance company or companies on the amount to be paid in regard to such loss. In either case, the Agent is authorized to collect and receive any insurance proceeds payable with respect to any property of any Credit Party, which shall be applied to the Revolving Loans in accordance with Section 4.7(a). If the Agent makes such proceeds available to reimburse any Credit Party or any lessee for the cost of repair, rebuilding or restoration any Collateral, such proceeds shall be made available in the manner and under the conditions that the Agent may reasonably require.

             7.7 Taxes. OSG agrees to pay when due, and to cause each of its Subsidiaries to pay when due, all taxes lawfully levied or assessed against OSG, any of its Subsidiaries or any of the Collateral before any penalty or interest accrues thereon; provided, however, that, unless such taxes have become a federal tax or ERISA Lien on any of the assets of the Credit Parties, no such tax need be paid if the same is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP.

             7.8 Compliance With Laws. OSG agrees to comply, and to cause each of its Subsidiaries to comply in all material respects, with all Requirements of Law applicable to the Collateral or any part thereof, or to the operation of its business or its assets generally, unless the applicable Credit Party contests any such Requirements of Law in a reasonable manner and in good faith.

             7.9 Use of Proceeds. The initial Revolving Loans made to the Borrowers hereunder shall be used by the Borrowers to pay the costs and expenses of the Transactions contemplated by this Credit Agreement which are due and payable on the Closing Date, including without limitation the Fees and Expenses due on the Closing Date pursuant to Article 4 hereof, and to repay Indebtedness; and the proceeds of any subsequent Revolving Loans made hereunder shall be used by the Borrowers solely for ongoing working capital requirements, other corporate purposes permitted hereunder and for Permitted Acquisitions. The Borrowers shall not use any portion of the proceeds of any such Revolving Loans for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation G of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation G or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

             7.10 Fiscal Year. OSG agrees to maintain its Fiscal Year and that of its Subsidiaries as a year ending December 31.

             7.11 Maintenance of Property. OSG agrees to keep, and to cause each of its Subsidiaries to keep, all property useful and necessary to their respective businesses in good working order and condition (ordinary wear and tear excepted) in accordance with their past operating practices and not to commit or suffer any waste with respect to any of their properties.

             7.12 ERISA Documents. The Borrowers will cause to be delivered to the Agent, upon the Agent's request, each of the following:
 (a) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of the OSG or its Subsidiaries; (b) the most recent determination letter issued by the Internal Revenue Service with respect to each Benefit Plan; (c) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (d) all actuarial reports prepared for the last three plan years for each Benefit Plan; (e) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by OSG or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (f) any information that has been provided to OSG or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (g) the aggregate amount of the most recent annual payments made to former employees of OSG or any ERISA Affiliate under any Retiree Health Plan.

             7.13 Further Assurances. OSG shall take, and shall cause each of its Subsidiaries to take, all such further actions and execute all such further documents and instruments as the Agent or the Majority Lenders may at any time reasonably determine in its or their sole discretion to be necessary or desirable to further carry out and consummate the transactions contemplated by the Credit Documents, to cause the execution, delivery and performance of the Credit Documents to be duly authorized and to perfect or protect the Liens (and the priority status thereof) of the Agent on the

 Collateral.

             7.14 Environmental and Other Matters. The Credit Parties will conduct their businesses so as to comply in all material respects with all applicable Environmental Laws, in all jurisdictions in which any of them is doing business, including, without limitation, compliance in all material respects with the terms and conditions of all permits and governmental authorizations, except to the extent that the Credit Parties are contesting, in good faith by appropriate legal proceedings, any such Environmental Law or interpretation thereof or application thereof; provided, that the Credit Parties shall comply in all material respects with the applicable order of any court or other governmental agency relating to such Environmental Laws unless the Credit Parties shall currently be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal or proceedings for review. If any Credit Party shall (a) receive written notice that any material violation of any Environmental Law may have been committed or is about to be committed by any Credit Party, (b) receive written notice that any administrative or judicial complaint or order has been filed or is about to be filed against any Credit Party alleging material violations of any Environmental Law, or requiring any Credit Party to take any action in connection with the release or threatened release of Hazardous Materials or
 (c) receive any written notice from a Governmental Authority or any other Person alleging that any Credit Party may be liable or responsible for material costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, the Borrowers shall provide the Agent and the Lenders with a copy of such notice within ten
 (10) days after the receipt thereof. Within ten (10) days after a Borrower learns of the enactment or promulgation of any federal, state, local or foreign Environmental Law which reasonably could be expected to have a Material Adverse Effect, the Borrower shall provide the Agent and the Lenders with notice thereof. The Borrowers shall promptly take all reasonable action necessary to prevent the imposition of any Liens on any of properties of any Credit Party arising out of or related to any environmental matters. At the written request of the Agent (which request will not be made unless (i) the Agent received a notice under Section 7.3(d), (ii) the Agent receives notice from a Credit Party pursuant to this
 Section 7.14, (iii) the Agent otherwise reasonably believes a Credit Party may be in violation of an Environmental Law or (iv) an Event of Default has occurred and is continuing), at the sole cost and expense of the Borrowers, the Borrowers shall retain an environmental consulting firm, satisfactory to the Agent, to conduct an environmental review, audit or investigation of the specific items as requested by the Agent relating to the properties of the Credit Parties and provide to the Agent and each Lender a copy of any reports delivered in connection therewith. At the request of the Agent, the Borrowers shall provide the Agent with any additional information relating to environmental matters and any potential related liability resulting therefrom as the Agent may reasonably request. It is contemplated that such review, audit, investigation or information shall be provided on a confidential and privileged basis in connection with the common interests of the Agent, Lenders and Credit Parties, subject to the provisions of Section 11.9.

             7.15 Kolmar. Immediately following consummation of the Kolmar Acquisition, OSG shall cause Kolmar to become a Borrower under this Credit Agreement and a party to the other Credit Documents to which Borrowers are a party, by executing and delivering a Joinder Agreement and the other documents and instruments set forth on the Closing Document List, shall cause Kolmar Canada to execute and deliver a Joinder Agreement and the other documents and instruments set forth on the Closing Document List and, in each case, OSG shall cause Kolmar and Kolmar Canada to execute and deliver such other documents and instruments as are otherwise necessary (or advisable in the Agent's judgment) in order to grant the Agent a perfected first priority security interest and Lien (subject only to Permitted Encumbrances) in the assets of Kolmar and Kolmar Canada.

             7.16 Enforcement of Purchase Agreement. The Credit Parties will enforce their rights or claims under the Purchase Agreement against Sellers and Sellers' obligations thereunder diligently and in good faith in accordance with reasonable business practices; provided however that following the occurrence and during the continuance of a Default or an Event of Default, the Credit Parties will enforce such rights, claims and obligations as directed by the Agent in its sole discretion. The Credit Parties will keep the Agent informed of any such claims against Sellers or any of them, and the enforcement thereof, and will not waive any material right or remedy under the Purchase Agreement or modify any provisions of the Purchase Agreement relating thereto without the prior written consent of Majority Lenders. Following the occurrence and during the continuance of a Default or Event of Default, all enforcement actions shall be reasonably satisfactory to the Majority Lenders.

                                 ARTICLE 8.

                            NEGATIVE COVENANTS.

             Until termination of this Credit Agreement and payment and satisfaction of all Obligations due hereunder and under the other Credit Documents, OSG and the Borrowers shall comply with, and, where required, shall cause each of their Subsidiaries to comply with, the following covenants:

             8.1 Minimum EBITDA. OSG and its Subsidiaries shall maintain as of the end of each Test Period ending on the last day of each fiscal quarter set forth below consolidated EBITDA of not less than the amount set forth below:


                                            AMOUNT
                 QUARTER           (expressed in thousands)
                 -------           ------------------------
             March 31, 1998                $ 3,250
             June 30, 1998                   8,800
             September 30, 1998             15,000
             December 31, 1998              19,200

             March 31, 1999                 20,700
             June 30, 1999                  20,300
             September 30, 1999             20,200
             December 31, 1999              21,800

             March 31, 2000                 22,300
             June 30, 2000                  22,700
             September 30, 2000             23,200
             December 31, 2000              23,600

             March 31, 2001                 22,500
             June 30, 2001                  22,900
             September 30, 2001             23,300
             December 31, 2001              23,700

             March 31, 2002                 24,000
             June 30, 2002                  24,300
             September 30, 2002             24,500
             December 31, 2002              24,800

             8.2 Fixed Charge Coverage. OSG and its Subsidiaries shall maintain a ratio of consolidated EBITDA to consolidated Fixed Charges for each Test Period ending on the last day of any fiscal quarter set forth below of not less than the ratio set forth below:


                 QUARTER                     RATIO
                 -------                     -----
             March 31, 1998                0.90:1.00
             June 30, 1998                 1.00:1.00
             September 30, 1998            1.00:1.00
             December 31, 1998             1.10:1.00

             March 31, 1999                1.10:1.00
             June 30, 1999                 1.10:1.00
             September 30, 1999            1.10:1.00
             December 31, 1999             1.10:1.00

             March 31, 2000                1.10:1.00
             June 30, 2000                 1.10:1.00
             September 30, 2000            1.10:1.00
             December 31, 2000             1.20:1.00
             and thereafter

             8.3 Funded Debt Coverage. OSG and its Subsidiaries shall maintain a Funded Debt Ratio for any Test Period ending on the last day of any fiscal quarter set forth below of not greater than the ratio set forth below:


                 QUARTER                     RATIO
                 -------                     -----
             March 31, 1998                8.0:1.00
             June 30, 1998                 6.0:1.00
             September 30, 1998            5.6:1.00
             December 31, 1998             5.5:1.00

             March 31, 1999                5.3:1.00
             June 30, 1999                 5.20:1.00
             September 30, 1999            5.10:1.00
             December 31, 1999             4.80:1.00

             March 31, 2000                4.70:1.00
             June 30, 2000                 4.60:1.00
             September 30, 2000            4.50:1.00
             December 31, 2000             4.40:1.00

             March 31, 2001                4.40:1.00
             June 30, 2001                 4.30:1.00
             September 30, 2001            4.20:1.00
             December 31, 2001             4.10:1.00

             March 31, 2002                4.10:1.00
             June 30, 2002                 4.00:1.00
             and thereafter

             8.4  [Intentionally omitted]

             8.5  [Intentionally omitted]

             8.6  Capital Expenditures.  The Borrowers and their

 Subsidiaries shall not make payments for Capital Expenditures in excess of $4,500,000 in Fiscal Year 1998, $5,000,000 in Fiscal Year 1999, and
 $5,500,000 in any Fiscal Year thereafter, except for acquisitions of assets in a Permitted Acquisition; provided that the maximum amount for each Fiscal Year shall be increased by an amount equal to fifty percent (50%) of the amount by which the actual Capital Expenditures in the immediately preceding Fiscal Year are less than the maximum permitted amount for such Fiscal Year, without giving effect to any amounts carried forward to that Fiscal Year. The Borrowers shall not make any Capital Expenditures that are not directly related to the business conducted on the Closing Date by the Borrowers and their Subsidiaries (after giving effect to the Kolmar Acquisition) or lines of business reasonably related thereto.

             8.7 Additional Indebtedness. Neither OSG nor any of its Subsidiaries shall directly or indirectly incur, create, assume or suffer to exist any Indebtedness other than:

             (a)  Indebtedness under the Credit Documents;

             (b) Indebtedness under Interest Rate Agreements in the ordinary course of business;

             (c) Indebtedness described on Schedule B, Part 8.7, and any refinancing of such Indebtedness (excluding any Indebtedness of Foreign Subsidiaries), so long as the aggregate principal amount of the Indebtedness so refinanced shall not be increased and the refinancing shall be on terms and conditions no more restrictive than the terms and conditions of the Indebtedness to be refinanced;

             (d) Indebtedness under Capital Leases or secured by purchase money liens on Equipment acquired after the date of this Credit Agreement not to exceed $2,000,000 in the aggregate outstanding at any one time (collectively, "Purchase Money Liens") so long as such Indebtedness shall be from parties and on terms and conditions satisfactory to the Agent, each Purchase Money Lien shall attach only to the property to be acquired and proceeds thereof, a description shall have been furnished to the Agent for any item of Equipment for which the purchase price is greater than $500,000, and the Indebtedness incurred shall not exceed one hundred percent (100%) of the purchase price of the item or items of Equipment purchased.

             (e) Subordinated Debt of OSG, which may be guaranteed by the Borrowers and any Subsidiaries which are Guarantors hereunder, provided all such guaranties shall be on a subordinated basis on the terms approved by the Agent and the Majority Lenders;

             (f) Indebtedness representing deferred payments of insurance premiums;

             (g) Indebtedness of (i) a Borrower Party to another Borrower Party or a Domestic Subsidiary or (ii) a Domestic Subsidiary to a Borrower or another Domestic Subsidiary in each case evidenced by an Intercompany Note pledged to the Agent; provided that Indebtedness of a Borrower to any Domestic Subsidiary of a Borrower not a Borrower Party shall not exceed $1,000,000 in the aggregate at any time outstanding;

             (h) Indebtedness of a Foreign Subsidiary other than a Borrower Party to a Borrower Party in an outstanding amount not to exceed $4,000,000 at any time after the Closing Date for all Foreign Subsidiaries or $2,000,000 at any time after the Closing Date for any Foreign Subsidiary, provided that such Indebtedness is evidenced by an Intercompany Note pledged to the Agent; and

             (i)  Contingent Obligations permitted under Section 8.9.

             8.8 Liens. Neither OSG nor any of its Subsidiaries shall directly or indirectly create, incur, assume, or suffer to exist any Lien on any of its property now owned or hereafter acquired except:

             (a)  Liens granted to the Lenders under the Credit Documents;

             (b)  Liens listed on Schedule B, Part 8.8;

             (c)  Purchase Money Liens;

             (d) Liens of warehousemen, mechanics, materialmen, workers, repairmen, common carriers, or landlords, liens for taxes, assessments or other governmental charges, and other similar Liens arising by operation of law for amounts that are not more than 30 days delinquent or which are being diligently contested in good faith by the applicable Credit Party, so long as the Agent has been notified thereof and adequate reserves are maintained by the applicable Credit Party for their payment;

             (e) Attachment or judgment Liens which do not constitute an Event of Default;

             (f) Deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance, not to exceed an aggregate of $2,000,000;

             (g) Deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, and other obligations of like nature arising in the ordinary course of business not to exceed an aggregate of $1,000,000;

             (h) Easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Credit Party;

             (i) Deposits in an aggregate amount not to exceed $1,000,000 made in the ordinary course of business to secure liability to insurance carriers;

             (j) Any interest or title of a lessor or sublessor under any Operating Lease permitted under Section 8.22 and any "encumbrance" created by arrangements providing for customers to use or sublease a portion of a Credit Party's leased warehouses to store Inventory belonging to such customers;

             (k) Liens for taxes, assessments or other governmental charges not yet due and payable or which are being diligently contested in good faith by the applicable Credit Party by appropriate proceedings, provided that in such case an adequate reserve is being maintained by the Credit Party for the payment of same;

             (l)  Deposits or pledges to secure surety and appeal bonds; and

             (m) Extensions and renewals of any of the foregoing so long as the aggregate amount of extended or renewed Liens are not increased and are on terms and conditions no more restrictive than the terms and conditions of the Liens extended or renewed.

             8.9 Contingent Obligations. Neither OSG nor any of its Subsidiaries shall directly or indirectly incur, assume, or suffer to exist any Contingent Obligation, excluding (i) customary indemnities given in connection with the sale of Inventory or other asset dispositions or Permitted Acquisitions; (ii) Contingent Obligations of OSG or any Borrower under guaranties of Indebtedness of any Borrower Party or any Domestic Subsidiary permitted to be incurred under Section 8.7; (iii) Contingent Obligations of OSG or any Borrower under guaranties of Indebtedness of any of its Foreign Subsidiaries not to exceed $4,000,000 in the aggregate outstanding at any time and (iv) Contingent Obligations of OSG and its Subsidiaries in an aggregate amount outstanding not to exceed $2,500,000 with respect to loans to employees of OSG or any of its Subsidiaries to purchase OSG capital stock.

             8.10 Sale of Assets. OSG shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any assets other than (i) Inventory in the ordinary course of business, (ii) individual items of Collateral with a book value of less than $1,000,000 in the aggregate during any Fiscal Year,
 (iii) obsolete or worn out property disposed of in the ordinary course of business and (iv) other dispositions of assets, provided that with respect to this clause (iv) (a) such dispositions are for fair value, (b) the aggregate consideration is either paid in full in cash at the time of disposition and is either reinvested in the business of the Borrowers or their Subsidiaries (subject to the limitations of Sections 8.6, 8.12 and 8.20) or used to repay the Revolving Loans and (c) the aggregate amount of all such dispositions does not exceed $2,500,000 in the aggregate for any Fiscal Year. None of the Credit Parties shall, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease of any property, whether real or personal or mixed, or whether now owned or hereafter acquired, which any Credit Party has sold or transferred or intends to sell or transfer to any other Person if the aggregate amount for which the Credit Parties are liable, contingently or otherwise, exceeds $2,000,000 in any Fiscal Year.

             8.11 Restricted Payments. OSG shall not, and shall not permit any of its Subsidiaries to, directly or indirectly,

             (a) declare or pay any dividend (other than dividends payable solely in common stock of OSG or any of its Subsidiaries) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of OSG or any of its Subsidiaries or any warrants, options or rights to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of OSG or any of its Subsidiaries except that:

                (i) any Subsidiary may declare and pay dividends to a Borrower Party or any other Subsidiary of the Borrower which is its direct parent;

               (ii) (A) if after giving effect to the following, no Default or Event of Default would exist, Borrowers may make payments and distributions to OSG to permit OSG to pay federal, state and provincial income taxes then due and owing, capital and franchise taxes and other similar licensing expenses incurred in the ordinary course of business; provided that the Borrowers' and their Subsidiaries' aggregate contribution to federal, state and provincial income taxes as a result of the filing of a consolidated return by OSG shall not be greater, nor shall the aggregate receipt of tax benefits be less, than they would have been had the Borrowers and their Subsidiaries not filed a consolidated return with OSG; and (B) Borrowers may make payments and distributions to OSG to permit OSG to pay executive salaries, lease payments and other expenses incurred in the ordinary course of business (but excluding any Indebtedness);

              (iii) Borrowers may make dividend payments to OSG with respect to Borrower common stock from time to time in amounts sufficient to permit OSG to make payments with respect to the Subordinated Debt, but only to the extent permitted by the subordination provisions contained in the indenture or other agreement pursuant to which such Subordinated Debt was issued or otherwise as approved in writing by Majority Lenders and OSG may make such payments; provided that nothing in this clause (iii) shall be deemed to permit any voluntary prepayment with respect to, or redemption or defeasance of, any such Subordinated Debt;

               (iv) so long as no Default or Event of Default has occurred and is continuing or would arise as a result of such payments, Borrowers may make dividend payments to OSG with respect to any Borrower's common stock from time to time in amounts sufficient to permit OSG to purchase OSG stock from its employees or managers pursuant to the terms of the Stockholder Agreement and OSG may make payments to purchase such stock; provided that the aggregate amount of such payments shall not exceed during the term of this Credit Agreement the sum of (a) $1,000,000 plus (b) the net cash proceeds of any OSG capital stock sold to management investors after the Closing Date which net cash proceeds have been contributed to a Borrower;

                (v) so long as no Default or Event of Default has occurred and is continuing or would arise as a result of such payments, Borrowers may make dividend payments to OSG with respect to any Borrower's common stock from time to time in an amount sufficient to permit OSG to make scheduled quarterly cash dividend payments on the Series A Preferred Stock in accordance with the terms thereof as in effect on the Closing Date and OSG may make such payments; provided that the aggregate sum of such payments shall not exceed $60,000 during any Fiscal Year; and

               (vi) so long as no Default or Event of Default has occurred and is continuing or would arise as a result of such payments, Borrowers may make dividend payments to OSG with respect to any Borrower's common stock from time to time in amounts sufficient to permit OSG to make additional scheduled quarterly cash dividend payments on the Series A Preferred Stock or Series B Preferred Stock in accordance with the terms thereof as in effect on the Closing Date and OSG may make such payments; provided that (A) the aggregate sum of such payments shall not exceed $300,000 during any Fiscal Year, and (B) after giving effect to the payment, the ratio of the consolidated EBITDA to consolidated Fixed Charges is greater than 1.6 to 1 and Borrowers have Excess Availability of at least $25,000,000; or

          (b) make any optional payment or prepayment on or redemption (including, without limitation, by making payments to a sinking or analogous fund) or repurchase of any Indebtedness (other than Indebtedness pursuant to this Credit Agreement) or of any Mandatory Redeemable Obligation or any payments in violation of the subordination provisions of any Subordinated Debt; provided that any Subsidiary may make payments on account of Indebtedness owing to a Borrower Party and any Borrower Party may make payments under any Intercompany Note in accordance with its terms; and OSG may refinance the Bridge Loan with Subordinated Debt permitted hereunder; or

          (c) change or amend the terms of any Subordinated Debt (or any indenture or agreement in connection therewith) if the effect of such amendment is to: (a) increase the interest rate on such Subordinated Debt;
 (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Debt; (d) change the redemption or prepayment provision of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any security or collateral to secure payment of such Subordinated Debt; (f) add any guarantor thereof which is not a Guarantor or a Borrower hereunder, or (g) change or amend any other term if such change or amendment would materially increase the obligations of any obligor or confer additional material rights on the holder of any Subordinated Debt in a manner adverse to any Credit Party, the Agent, any Lender or the Issuing Bank.

             8.12 Investments. OSG shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Investment in any Person, whether in cash, securities, or other property of any kind including, without limitation, any Subsidiary or Affiliate of the Borrowers, other than:

             (a) Advances or loans by Borrowers or their Subsidiaries to subcontractors or suppliers made in the ordinary course of business not to exceed $300,000 outstanding at any one time to any one Person and $750,000 in the aggregate outstanding at any one time; and progress payments to purchase Equipment in the ordinary course of business;

             (b) loans, Investments and advances between the Borrowers and their Subsidiaries permitted under Section 8.7 including, without limitation, under Section 8.7(h);

             (c)  Cash Equivalents;

             (d) Deposits with financial institutions, disclosed in Schedule B, Part 8.14 or notified to the Agent under Section 8.14, and which are insured by the Federal Deposit Insurance Corporation ("FDIC") or a similar federal insurance program; provided, however, that a Borrower may, in the ordinary course of its business, maintain in its Disbursement Accounts from time to time amounts in excess of then applicable FDIC or other program insurance limits; and Foreign Subsidiaries which are not Borrower Parties may maintain other deposit accounts;

             (e) Loans and advances by Borrowers and their Subsidiaries to employees of OSG and its Subsidiaries for moving, travel or entertainment and similar expenses in the ordinary course of business and relocation loans to employees in an aggregate amount not to exceed $500,000 at any time outstanding;

             (f)   Investments received in connection with Insolvency
 Proceedings;

             (g)   the Kolmar Acquisition and Permitted Acquisitions;

             (h) advances or loans to employees of OSG and its Subsidiaries to the extent permitted under clause (iv) of Section 8.9;

             (i) Investments in joint ventures in an aggregate amount not to exceed $5,000,000 during the term of this Credit Agreement; provided that no Credit Party shall have or assume any liability as a general partner in connection therewith; and

             (j) Such other Investments as the Agent may approve in writing in its sole discretion.

             8.13 Affiliate Transactions. OSG shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to, with any Subsidiary or Affiliate of OSG, except (i) in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's or Affiliate's business, as the case may be, and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary or such Affiliate than could be obtained in a comparable arm's-length transaction with an unaffiliated Person and (ii) as permitted under Section 8.19.

             8.14 Additional Bank Accounts. OSG shall not, and shall not permit any of its Domestic Subsidiaries or any Foreign Subsidiary which is a Borrower Party to, directly or indirectly, open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than the Disbursement Accounts and the accounts set forth on Schedule B, Part 8.14, without at least 5 days prior written notice to the Agent, and delivery of such executed Lock Box Agreements or Blocked Account Agreements as the Agent requests with respect to any account other than a checking account.

             8.15 Excess Cash. OSG shall not, and shall not permit its Domestic Subsidiaries or any Foreign Subsidiary which is a Borrower Party to, directly or indirectly, maintain in the aggregate in all deposit accounts of OSG and such Subsidiaries (other than the Disbursement Accounts and payroll accounts), total cash balances and Investments permitted by
 Section 8.12(c), (d) and (f), in excess of $2,000,000 at any time during which any Revolving Loans bearing interest at the Prime Rate are outstanding hereunder or on any date when any Interest Period applicable to Revolving Loans that are Eurodollar Loans ends.

             8.16 Additional Negative Pledges. OSG shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, or permit any of its Subsidiaries to create or otherwise cause or suffer to exist or become effective, directly or indirectly, (i) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Agent and the Lenders) on the creation or existence of any Lien upon the assets of the Borrowers or its Subsidiaries or (ii) any Contractual Obligation which may restrict or inhibit the Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default.

             8.17 Additional Subsidiaries. OSG shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, form or acquire any new Subsidiaries, except in connection with the Kolmar Acquisition and Permitted Acquisitions in compliance with Section 8.20 hereof, or unless such Subsidiary is a Wholly-owned Subsidiary and becomes a Borrower hereunder.

             8.18 No Restrictions on Subsidiary Distributions to Borrowers. Except as provided herein, OSG will not and will not permit any of its Subsidiaries directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary's capital stock owed by any Borrower or any Subsidiary of any Borrower; (2) subject to subordination provisions for the benefit of Agent and Lenders, pay any Indebtedness owned to any Borrower or any other Subsidiary; (3) make loans or advances to any Borrower or any other Subsidiary; or (4) transfer any of its property or assets to any Borrower or any other Subsidiary.

             8.19 Management Fees and Compensation. OSG will not and will not permit any of its Subsidiaries directly or indirectly to pay any management, consulting or similar fees to any Affiliate or to any director, officer or employee of any Credit Party, except that Credit Parties may (i) pay management fees quarterly in arrears in an aggregate amount not in excess of $350,000 annually to G+M under the Management Agreement; (ii) pay fees to G+M in connection with Permitted Acquisitions in amounts not to exceed $800,000 for the Kolmar Acquisition, and 1% of the total consideration for other Permitted Acquisitions; and (iii) pay financial advisory fees to HVP in an aggregate amount not to exceed $115,000 annually, of which up to $50,000 annually may be paid to HVP and the remainder of which shall accrue but shall not be paid until the later of
 (i) repayment in full of the Obligations and (ii) termination of the Commitments; and Credit Parties may pay the reasonable expenses of G+M incurred under the Management Agreement and of directors incurred in the ordinary course of business. Further, OSG and Borrowers may pay director fees in an aggregate amount not to exceed $35,000 annually to outside directors not employed by G+M or HVP.

             8.20 Permitted Acquisitions. No Credit Party shall make an Acquisition other than the Kolmar Acquisition unless each of the following conditions is satisfied:

          (a) such acquisition is made by OSG (but only if an acquisition of a new Wholly-owned Subsidiary) or a Borrower;

          (b) such Acquisition shall be consensual and shall have been approved by the board of directors of the Person to be acquired;

          (c) both before and after giving effect to such Acquisition, all representations and warranties of the Credit Parties contained in any Credit Document are true and correct in all material respects and no Default or Event of Default shall have occurred and be continuing, and the Agent shall receive a certificate of OSG and the Borrowers to such effect on the date on which such Acquisition is consummated;

          (d) both before and after giving effect to such Acquisition and the incurrence of Indebtedness in connection therewith, all Credit Parties (including any Subsidiary acquired in such Acquisition) shall be solvent (as represented in Section 6.7) and the Credit Parties shall be in compliance with all financial covenants in Sections 8.2 through 8.6 hereof inclusive on a pro forma basis, and the Agent shall receive a certificate of OSG and the Borrowers to such effect on the date on which such Acquisition is consummated;

          (e) the purchase price for any single Acquisition or series of related Acquisitions in any Fiscal Year shall not exceed $10,000,000, nor shall the purchase price for all Acquisitions exceed $50,000,000 in the aggregate without the prior written consent of the Agent and the Majority Lenders. For purposes hereof, any Indebtedness assumed in connection with an Acquisition shall be included in the calculation of the purchase price;

          (f) the Credit Parties shall have delivered written notice of the pending Acquisition to the Agent and Lenders at least 30 days prior to its consummation including a detailed description of such pending Acquisition, which notice shall be accompanied by the following historical financial statements for the Person or business to be acquired and pro forma financial statements giving effect to the Acquisition, analyses of sources and uses of funds, pro forma calculations of compliance with the financial covenants in Section 8.2 thorough 8.6 hereof and, prior to consummation of the Acquisition, such other due diligence information as may have been reasonably requested by the Agent or any Lender;

          (g) if a Revolving Loan is to be made for such Acquisition, the Agent shall have received a Notice of Borrowing and a Borrowing Base Certificate for the applicable Borrower, which calculation of the Borrowing Base may include the assets to be acquired directly by such Borrower in the Acquisition;

          (h) the Agent shall have received such financing statements, filings and other Collateral Documents as required (or advisable in the Agent's judgment) to perfect Liens on any assets to be acquired, including assets of any new Domestic Subsidiary or Borrower Party, together with evidence satisfactory to the Agent that such Liens are first and prior Liens subject only to Permitted Encumbrances;

          (i) all new Subsidiaries formed or acquired in such Permitted Acquisition shall be Wholly-owned;

          (j) the business and assets to be acquired in such Acquisition shall be acquired free and clear of all Liens (other than Permitted Encumbrances);

          (k) any new Domestic Subsidiary shall either (i) be designated a "Borrower" hereunder, and shall execute and deliver to the Agent a Joinder Agreement and such other Credit Documents as are executed by a Borrower (as described therein) and such other documents as are required under the requirements of Requirements of Law in the United States in order to grant the Agent a perfected first priority security interest and Lien in the assets of such Borrower (subject only to Permitted Encumbrances) or (ii) be designated a "Subsidiary Guarantor," and shall execute and deliver to the Agent a Joinder Agreement and such other Collateral Documents as are to be executed by Subsidiary Guarantors (as designated therein) and such other documents as are necessary (or advisable in the Agent's judgment) under the requirements of Requirements of Law in the United States in order to grant the Agent a perfected first priority security interest and Lien in the assets of such Subsidiary Guarantor (subject only to Permitted Encumbrances); and OSG or the applicable Borrower or Subsidiary Guarantor shall execute and deliver a Pledge Amendment together with stock certificates and promissory notes and other instruments endorsed in blank in accordance with the Pledge Agreement;

          (l) prior to inclusion of any assets in the Borrowing Base, the Agent shall have received appraisals, meeting the standards described in
 Section 5.2(l) or Section 7.2(c) hereof, of all Equipment and real estate of any Borrower Party to be included in the Borrowing Base and shall have completed such review of Accounts and Inventory as it deems necessary or desirable for inclusion in the Borrowing Base;

          (m) the Person or business to be acquired is engaged in the business of contract packaging or similar activities related or incidental thereto; and

          (n) on or prior to the date of such Acquisition, the Agent shall have received, in form and substance satisfactory to Agent, all acquisition documents related thereto and legal opinions, evidence of solvency, certificates, lien search results and other documents and instruments reasonably requested by the Agent, which collectively shall confirm to the Agent's satisfaction that the conditions set forth herein have been satisfied.

             8.21 Changes to Certain Agreements. OSG shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of the Agent and the Majority Lenders, amend, modify, cancel or terminate or permit the amendment, modification, cancellation or termination (other than at its stated maturity) of (a) any of the Material Contracts if the effect thereof would or reasonably could be expected to have a Material Adverse Effect, (b) the Management Agreement or the HVP Agreement if the effect thereof will increase any amounts payable thereunder or change the time at which such amounts are to be paid; or (c) any Mandatory Redeemable Obligation if the effect thereof is to accelerate any required or permitted redemption or repurchase or to add any additional events requiring such redemption or repurchase.

                                 ARTICLE 9.

                      EVENTS OF DEFAULT AND REMEDIES.

             9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

             (a) Failure to Pay. Any Borrower shall fail to pay any principal Obligation when due, whether at stated maturity, mandatory prepayment or otherwise, or any Credit Party shall fail to pay any other Obligation within three (3) Business Days of the date due;

             (b) Breach of Certain Covenants. Any Credit Party shall fail to comply with any covenant contained in Sections 7.2, 7.3, 7.4, 7.6, 7.9 or 7.15 or Article 8 hereof.

             (c) Breach of Representation or Warranty. Any representation or warranty made or deemed to be made by any Credit Party in this Credit Agreement or in any other Credit Document (and in any statement or certificate given under this Credit Agreement or any other Credit Document), shall be false or misleading in any material respect when made or deemed to be made.

             (d) Other Defaults. Any Credit Party shall fail to comply with (i) Sections 7.1 or 7.5 and such failure shall continue for five (5) days or (ii) any provisions contained in this Credit Agreement or any other Credit Document, other than as set forth in clause (i) or in Sections 9.1(a), (b) and 9.1(c), and such failure shall continue for thirty (30) days after the earlier of (x) any Credit Party's knowledge of its occurrence or (y) notice to such Credit Party from the Agent, any Lender or the Issuing Bank of such failure.

             (e) Dissolution. Any Credit Party shall dissolve, wind up or otherwise cease it business.

             (f) Insolvency Event. Any Credit Party shall become the subject of an Insolvency Event that is not resolved or dismissed within forty-five (45) days.

             (g)  Change of Control.  A Change of Control shall occur.

             (h) Cross Default. Any Credit Party or any of their respective Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than an Obligation) of any Credit Party or any of their respective Subsidiaries aggregating $2,000,000 or more; or any breach, default or event of default shall occur, or any other condition shall exist under any Contractual Obligation pertaining to any such Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by any Credit Party or any of their respective Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or the holder of any Lien (other than Liens upon property leased of any Credit Party or any of their respective Subsidiaries which were created by the lessor prior to the commencement of the lease), in any amount, shall commence foreclosure of such Lien upon property of any Credit Party or any of their respective Subsidiaries having an aggregate value in excess of $2,000,000 and such foreclosure shall continue against such property to a date less than thirty
 (30) days prior to the date of the proposed foreclosure sale.

             (i) Failure of Enforceability of Credit Documents; Security. Any covenant, agreement or obligation of any Credit Party contained in or evidenced by any of the Credit Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms; any Credit Party shall deny or disaffirm its obligations under any of the Credit Documents or any Liens granted in connection therewith (provided that a good faith dispute as to erroneous charges shall not constitute a Default); or any Liens granted in any of the Collateral shall be determined to be void, voidable, invalid or unperfected, are subordinated or not given the priority contemplated by this Credit Agreement or the applicable Credit Document.

             (j) Judgments. One or more judgments or decrees shall be entered against any Credit Party involving in the aggregate a liability (not paid or fully covered by insurance satisfactory to the Agent) of $250,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within forty-five (45) days from the entry thereof.

             9.2 Acceleration and Cash Collateralization. Upon the occurrence and during the continuance of an Event of Default, the Agent may take any or all of the following actions, in addition to all other rights and remedies in the Credit Documents or under applicable law, without prejudice to the rights of the Agent or any Lender to enforce its claims against the Credit Parties:

                (a) Acceleration. Upon the written request of the Majority Lenders, and by delivery of written notice to the Borrowers from the Agent, all Obligations shall be declared to be immediately due and payable (except with respect to any Event of Default set forth in Section 9.1(f) hereof, in which case all Obligations shall automatically become immediately due and payable without the necessity of any request of the Majority Lenders or notice or other demand to the Borrowers) without presentment, demand, protest or any other action or obligation of the Agent or any Lender.

                (b) Termination of Commitments. Upon the written request of the Majority Lenders, and by delivery of written notice to the Borrowers from the Agent, the Commitments shall be immediately terminated and, at all times thereafter, all Revolving Loans made by any Lender pursuant to this Credit Agreement shall be at such Lender's sole discretion, unless such Event of Default is waived in accordance with Section 11.11.

                (c) Cash Collateralization. On demand of the Agent or the Majority Lenders the Borrowers shall immediately deposit with the Agent for each Letter of Credit then outstanding, cash or Cash Equivalents in an amount equal to 110% of the greatest amount drawable thereunder.

             9.3 Rescission of Acceleration. After acceleration of the maturity of the Revolving Loans, if the Borrowers pay all accrued interest and all principal due (other than by reason of the acceleration) and all Defaults and Events of Default are otherwise remedied or waived in accordance with Section 11.11, the Majority Lenders may elect in their sole discretion to rescind the acceleration and return any cash collateral. (This Section is intended only to bind all of the Lenders to a decision of the Majority Lenders and not to confer any right on the Borrowers, even if the described conditions for the Majority Lenders' election may be met.)

             9.4 Remedies. Upon the occurrence and during the continuance of an Event of Default, the Agent may do any or all of the following:

             (a) copy all documents, instruments, files and records (including the copying of any computer records) relating to the Accounts or use (at the expense of the Borrowers) such supplies or space of any Credit Party at its place of business necessary to properly administer and collect the Accounts thereon;

             (b) accelerate or extend the time of payment, compromise, issue credits, or bring suit on the Accounts (in the name of a Credit Party or the Lenders) and otherwise administer and collect the Accounts;

             (c) sell, assign and deliver the Accounts and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise; and

             (d) foreclose the security interests created pursuant to the Credit Documents by any available procedure, or take possession of any or all of the Collateral without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

 Any Lender may bid or become a purchaser at any sale, free from any right of redemption, which right is expressly waived by the Borrowers. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) Business Days notice shall constitute reasonable notification. The Borrowers will, and will cause each other Credit Party to, assemble the Collateral and make it available to the Agent at such locations as the Agent may specify, whether at the premises of a Credit Party or elsewhere, and will make available to the Agent the premises and facilities of the Credit Parties for the purpose of the Agent's taking possession of, removing or putting the Collateral in saleable form.

             9.5 Right of Setoff. In addition to and not in limitation of all rights of offset that any Lender or the Issuing Bank may have under applicable law, upon the occurrence of any Event of Default, and whether or not any Lender or the Issuing Bank has made any demand or the Obligations of any Credit Party have matured, each Lender and the Issuing Bank shall have the right to appropriate and apply to the payment of the Obligations of such Credit Party all deposits and other obligations then or thereafter owing by such Lender or the Issuing Bank to such Credit Party. Each Lender or the Issuing Bank exercising such rights shall notify the Agent thereof and any amount received as a result of the exercise of such rights shall be shared in accordance with Section 2.7.

             9.6  License for Use of Software and Other Intellectual
 Property.   Unless expressly prohibited by the licensor thereof, if any, the Agent is hereby granted a license to use all computer software programs (including the relevant source codes), data bases, processes and materials used by any Credit Party in connection with its businesses or in connection with the Collateral. The Agent agrees not to use any such license prior to the occurrence of an Event of Default without the Borrowers' prior consent.

             9.7 No Marshalling; Deficiencies; Remedies Cumulative. The net cash proceeds resulting from the Agent's exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral (after deducting all of the Agent's Expenses related thereto) shall be applied by the Agent to the payment of the Obligations to the Agent and the Lenders, whether due or to become due, in such order as the Agent may elect. The Borrowers and each other Credit Party shall remain liable to the Agent and the Lenders for any deficiencies, and the Agent and the Lenders in turn agree to remit to the Borrowers or successors or assigns or any other Person lawfully entitled thereto, any surplus resulting therefrom. The foregoing remedies are not intended to be exhaustive and the full or partial exercise of any of them shall not preclude the full or partial exercise of any other available remedy under the Credit Agreement, under any other Credit Document, at equity or at law.

                                ARTICLE 10.

                                 THE AGENT

             10.1  Appointment of Agent.

             (a) Each Lender hereby designates BT Commercial Corporation as its Agent and irrevocably authorizes the Agent to take action on its behalf under the Credit Documents, to exercise the powers and perform the duties described therein, and to exercise such other powers reasonably incidental thereto. The Agent may perform any of its duties through its agents or employees.

             (b)  Other than the Borrowers' rights under Section 10.8, this
 Article 10 is for the benefit of the Agent and the Lenders only. The Agent shall act only for the Lenders and assumes no obligation to or agency or trust relationship with any Credit Party.

             10.2 Nature of Duties of Agent. The Agent has no duties or responsibilities except those expressly set forth in the Credit Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted hereunder or in connection herewith. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall have no fiduciary relationship to any Lender or any participant of any Lender.

             10.3 Lack of Reliance on Agent. Independently and without reliance upon the Agent, each Lender has made and shall continue to make its own independent investigation and analysis of the content and validity of the Credit Documents and of the performance and creditworthiness of the Credit Parties thereunder. The Agent does not assume any responsibility or undertake any obligation to make inquiry with respect to such matters, unless specifically requested to do so in writing by a Lender.

             10.4 Certain Rights of the Agent. The Agent may request instructions from the Majority Lenders at any time. If the Agent requests instructions from the Majority Lenders with respect to any action or inaction, the Agent shall be entitled to await instructions from the Majority Lenders before such action or inaction. No Lender shall have any right of action based upon the Agent's action or inaction in response to instructions from the Majority Lenders.

             10.5 Reliance by Agent. The Agent may rely upon written or telephonic communication it believes to be genuine and to have been signed, sent or made by the proper person. The Agent may obtain the advice of legal counsel (including, for matters concerning the Credit Parties, counsel for the Borrowers), independent public accountants and other experts selected by it and shall have no liability for action or inaction in good faith based upon such advice.

             10.6 Indemnification of Agent. To the extent the Agent is not reimbursed and indemnified by the Borrowers, each Lender will reimburse and indemnify the Agent, to the extent of its Proportionate Share, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever (including all Expenses) which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder or otherwise relating to the Credit Documents, unless resulting from the Agent's gross negligence or willful misconduct.

             10.7 The Agent in its Individual Capacity. In its individual capacity, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise them as though it was not performing the duties specified herein. The terms "Lenders," "Majority Lenders," or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent and each of its Affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrowers or any Affiliate of the Borrowers as if it were not performing the duties specified herein, and the Agent may accept fees and other consideration from the Credit Parties for services in connection with this Credit Agreement and otherwise without having to account for the same to the Lenders.

             10.8  Successor Agent.

             (a) The Agent may, upon five Business Days' notice to the Lenders and the Borrowers, resign by giving written notice thereof to the Lenders and the Borrowers. The Agent's resignation shall be effective upon the appointment of a successor Agent.

             (b) Upon receipt of the Agent's resignation, the Majority Lenders may appoint a successor Agent. Unless an Event of Default shall have occurred and be continuing at the time of such appointment, the successor Agent shall be subject to approval by the Borrowers, which approval shall not to be unreasonably withheld, conditioned or delayed and shall be delivered to the Majority Lenders within five Business Days after the Borrowers' receipt of notice of a proposed successor Agent. If a successor Agent has not accepted its appointment within fifteen Business Days, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent.

             (c) Upon its acceptance of the agency hereunder, a successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Credit Agreement. The retiring Agent shall continue to have the benefit of this Article 10 for any action or inaction while it was Agent.

             10.9  Collateral Matters.

             (a) Each Lender authorizes and directs the Agent to enter into the Collateral Documents for the benefit of the Lenders. Except as otherwise set forth herein, any action or exercise of powers by the Majority Lenders under the Credit Documents, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Prior to an Event of Default, without notice to or consent from any Lender, the Agent may take any action necessary or advisable to perfect and maintain the perfection of the Liens upon the Collateral.

             (b) The Agent is authorized to release or subordinate any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations,
 (ii) upon receipt of the proceeds of sales of the Collateral permitted hereunder, (iii) if required by the holder of any Purchase Money Lien, or
 (iv) if the release can be and is approved by the Majority Lenders. The Agent is further authorized to approve easements and similar agreements with respect to Mortgaged Properties and to execute and deliver such releases or subordinations of Liens as are required in connection therewith. The Agent may request and the Lenders will provide confirmation of the Agent's authority to release particular types or items of Collateral.

             (c) The Agent shall have no obligation to assure that the Collateral exists or is owned by any Credit Party, that such Collateral is cared for, protected or insured, or that the Liens in the Collateral have been created, perfected, or have any particular priority. With respect to the Collateral, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders, and it shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

             10.10 Actions with Respect to Defaults. In addition to the Agent's right to take actions on its own accord as permitted under this Credit Agreement, the Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Majority Lenders. Until the Agent shall have received such directions, the Agent may act (or not act) as it deems advisable and in the best interests of the Lenders.

                                ARTICLE 11.

                               MISCELLANEOUS

             11.1 GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OF THE CREDIT DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

             11.2 SUBMISSION TO JURISDICTION. ALL DISPUTES AMONG ANY CREDIT PARTY AND THE LENDERS (OR THE AGENT ACTING ON THEIR BEHALF), WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, HOWEVER, THAT THE AGENT, ON BEHALF OF THE LENDERS, SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST ANY CREDIT PARTY OR ITS PROPERTY IN ANY LOCATION REASONABLY SELECTED BY THE AGENT IN GOOD FAITH TO ENABLE THE AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT. OSG AND THE BORROWERS AGREE THAT THEY WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS, SETOFFS OR CROSS-CLAIMS IN ANY PROCEEDING BROUGHT BY THE AGENT. OSG AND THE BORROWERS WAIVE ANY OBJECTION THAT ANY OF THEM MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT HAS COMMENCED A PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

             11.3 SERVICE OF PROCESS. OSG AND THE BORROWERS HEREBY IRREVOCABLY DESIGNATE NATIONAL REGISTERED AGENTS, INC. AS THEIR DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON THEIR BEHALF OF SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT AT ITS ADDRESS WILL BE PROMPTLY FORWARDED BY MAIL TO OSG AND THE BORROWERS, BUT FAILURE OF OSG OR ANY BORROWER TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS.

             11.4 JURY TRIAL. OSG, THE BORROWERS, THE AGENT AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY. INSTEAD, ANY DISPUTES WILL BE RESOLVED IN A BENCH TRIAL.

             11.5 LIMITATION OF LIABILITY. NEITHER THE AGENT NOR ANY LENDER SHALL HAVE ANY LIABILITY TO ANY CREDIT PARTY (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) FOR LOSSES SUFFERED BY ANY CREDIT PARTY IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS CREDIT AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE AGENT OR ANY SUCH LENDER, THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

             11.6 Delays. No delay or omission of the Agent or the Lenders to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof.

             11.7 Notices. Except as otherwise provided herein or therein, all notices and correspondences hereunder or under the other Credit Documents shall be in writing and sent by certified or registered mail, return receipt requested, or by overnight delivery service, with all charges prepaid, if to the Agent or any of the Lenders, then to BT Commercial Corporation, 300 South Grand Avenue, Los Angeles,, California 90071 Attention: Douglas Lies and if to OSG or the Credit Parties then c/o Aerosol Services Company, Inc., 425 South Ninth Avenue, City of Industry, California 91746-3382 Attention: Chief Financial Officer with a copy to The Gordon + Morris Group, 840 Newport Center Drive, Suite 600, Newport Beach, California 92660, Attention: Drew Adams: or by facsimile transmission, promptly confirmed in writing sent by first class mail, if to the Agent, or any of the Lenders, at 213-620-8394, and if to the Borrowers at 626-336-4605 or to G+M at 714-759-7628. All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, three Business Days after being postmarked, (ii) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused and (iii) if sent by telex or facsimile transmission, when receipt of such transmission is acknowledged. Any party may change its notice address by delivering written notice to the other parties in accordance with this Section.

             11.8  Assignments and Participations.

             (a) Borrowers Assignment. The Borrowers shall not assign this Credit Agreement, or any rights or obligations hereunder, without the prior written consent of the Agent and the Lenders. Any purported assignment in violation of the terms of this Section 11.8 shall be void an of no force and effect.

             (b) Lender Assignments. Each Lender may assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Credit Agreement, the Revolving Notes and the other Credit Documents, with the consent of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the consent of the Borrowers (which shall not be unreasonably withheld, conditioned or delayed), and upon execution and delivery to the Agent, for its acceptance and recording in the Register (as defined below), of an agreement in substantially the form of Exhibit G (an "Assignment and Assumption Agreement"), together with surrender of any Revolving Note or Revolving Notes subject to such assignment and a processing and recordation fee of $2,500. No such assignment shall be for less than $5,000,000 of the Commitments unless it is to another Lender. (This Section does not apply to branches and Affiliates of a Lender, it being understood that a Lender may make, carry or transfer Revolving Loans at or for the account of any of its branch offices or Affiliates without consent of the Borrowers, the Agent or any other Lender.)

             (c) Agent's Register. The Agent shall maintain a register of the names and addresses of the Lenders, their Commitments, and the
 principal amount of their Revolving Loans (the "Register").   The Agent
 shall also maintain a copy of each Assignment and Assumption Agreement delivered to and accepted by it and modify the Register to give effect to each Assignment and Assumption Agreement. Upon its receipt of each Assignment and Assumption Agreement and surrender of the affected Revolving Note or Revolving Notes, the Agent will give prompt notice thereof to the Borrowers and deliver to the Borrowers a copy of the Assignment and Assumption Agreement and the surrendered Revolving Note or Revolving Notes. Within five Business Days after its receipt of such notice, the Borrowers shall execute and deliver to the Agent a new Revolving Note or Revolving Notes to the order of the assignee in the amount of the Commitment or Commitments assumed by it and to the assignor in the amount of the Commitment or Commitments retained by it, if any. Such new Revolving Note or Revolving Notes shall re-evidence the Indebtedness outstanding under the surrendered Revolving Note or Revolving Notes and shall be dated as of the Closing Date. The Agent shall be entitled to rely upon the Register exclusively for purposes of identifying the Lenders hereunder.

             (d) Lender Participations. Each Lender may sell participations (without the consent of the Agent, the Borrowers or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Credit Agreement, the Revolving Notes and the other Credit Documents. Notwithstanding a Lender's sale of a participation interest, its obligations hereunder shall remain unchanged. The Borrowers, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender. No participant shall have rights to approve any amendment or waiver of this Credit Agreement except to the extent such amendment or waiver would (i) increase the Commitment of the Lender from whom the participant purchased its participation interest; (ii) reduce the principal of, or rate or amount of interest on the Revolving Loans subject to such participation, (iii) postpone any date fixed for any payment of principal of, or interest on, the Revolving Loans subject to the participation interest, or (iv) release any guarantor of the Obligations or all or a substantial portion of the Collateral, other than when otherwise permitted hereunder.

             11.9 Confidentiality. Each Lender agrees that it will not disclose without the prior consent of the Borrowers any information with respect to OSG or any of its Subsidiaries which is furnished pursuant to this Credit Agreement and which is designated by the Borrowers to the Lenders in writing as confidential; provided, that any Lender may disclose any such information (a) to its employees, auditors, or counsel, or to another Lender if the disclosing Lender or such disclosing Lender's holding or parent company in its sole discretion determines that any such party should have access to such information, (b) as has become generally available to the public, (c) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender, (d) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (e) in order to comply with any Requirement of Law, and (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Revolving Notes or Commitments or any interest therein by such Lender.

             11.10  Indemnification; Reimbursement of Expenses of

 Collection. The Borrowers hereby jointly and severally indemnify and agree to defend and hold harmless the Agent, the Issuing Bank and each of the Lenders and their respective directors, officers, agents, employees and counsel from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) arising out of or by reason of
 (a) any litigations, investigations, claims or proceedings which arise out of or are in any way related to (i) this Credit Agreement, the other Credit Documents or any Transaction Document or Acquisition Document or the transactions contemplated thereby, including the Kolmar Acquisition or any Permitted Acquisition, (ii) the issuance of the Letters of Credit,
 (iii) the failure of the Issuing Bank to honor a drawing under any Letter of Credit, as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, (iv) any actual or proposed use by the Borrowers of the proceeds of the Revolving Loans or (v) the Agent's or the Lenders' entering into this Credit Agreement, the other Credit Documents or any Transaction Document or any other agreements and documents relating hereto, including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing and (b) any remedial or other action taken by any Credit Party or the Lenders in connection with compliance by any Credit Party, or any of their respective properties, with any federal, state, local or foreign environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines. In addition, the Borrowers shall, upon demand, pay to the Agent and any Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Agent or such Lender in
 (i) enforcing or defending its rights under or in respect of this Credit Agreement, the other Credit Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (ii) in collecting the Revolving Loans, (iii) in foreclosing or otherwise collecting upon the Collateral or any part thereof and (iv) obtaining any legal, accounting or other advice in connection with any of the foregoing.

             11.11 Amendments and Waivers. No amendment or waiver of any provision of this Credit Agreement, any part of Schedule B, or any other Credit Document shall be effective unless in writing and signed by the Majority Lenders (or by the Agent on their behalf), and then only in the specific instance and for the specific purpose for which given, except that:

             (a) the consent of all the Lenders is required to (i) increase the Commitments, (ii) reduce the principal of, or interest on, the Revolving Notes, any Letter of Credit reimbursement obligations or any Fees hereunder (other than Fees that are exclusively for the account of the Agent or the Issuing Bank), (iii) postpone any date fixed for any payment in respect of principal of, or interest on, the Revolving Notes, any Letter of Credit reimbursement obligations or any Fees hereunder, (iv) change the percentage of the Commitments, or any minimum requirement necessary for the Lenders or the Majority Lenders to take any action hereunder,
          (v) amend or waive this Section 11.11(a), or change the definition of Majority Lenders, (vi) except as otherwise expressly provided in this Credit Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any asset of a Credit Party permitted under this Credit Agreement, release any Liens in favor of the Lenders on any of the Collateral, or (vii) increase advance rates under the Borrowing Base to any level above the advance rates in effect as of the date hereof; and

             (b) the consent of the Agent or the Issuing Bank, as the case may be, shall be required for any amendment, waiver or consent affecting the rights or duties of the Agent or the Issuing Bank under any Credit Document, in addition to the consent of the Lenders otherwise required by this section.

 The consent of the Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article 10 (other than Section 10.8). OSG and the Borrowers and the Lenders hereby authorize the Agent to modify this Credit Agreement by unilaterally amending or supplementing Annex I to reflect assignments of the Commitments. Notwithstanding the foregoing, the Borrowers may amend Schedule B, Parts 6.1, 6.10, 6.14 and 8.14, without the consent of the Majority Lenders.

             11.12 Counterparts and Effectiveness. This Credit Agreement and any waiver of amendment hereto may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Credit Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent pursuant to Section 11.7 or, in the case of the Lenders, shall have given to the Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

             11.13 Severability. In case any provision in or obligation under this Credit Agreement or the Revolving Notes or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby.

             11.14 Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, OSG, the Borrowers, the Agent and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrowers and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrowers. All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of the Borrowers to the Agent or any Lender, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until payment in full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Credit Agreement, the other Credit Documents and all agreements among OSG, the Borrowers, the Agent and the Lenders.

             11.15 Entire Agreement; Successors and Assigns. This Credit Agreement and the other Credit Documents constitute the entire agreement among OSG, the Borrowers, the Agent, and the Lenders, supersede any prior agreements among them, and shall bind and benefit OSG, the Borrowers, and the Lenders and their respective successors and permitted assigns.

             11.16 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

             11.17 Survival. All agreements, representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the Notes and the other Credit Documents, the making of the Revolving Loans and issuance of Letters of Credit hereunder. Notwithstanding anything in this Credit Agreement, any other Credit Document or implied by law to the contrary, all indemnities set forth herein, including, without limitation, in Section 3.10, 4.14, 4.15, 4.16,
 10.6 and 11.10, shall survive the payment of the Obligations and the termination of this Credit Agreement.

             11.18 Judgment Currency.

                   (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the "Original Currency") into another currency (the "Other Currency") the parties hereto agree, to the fullest extent permitted by any Requirements of Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the Original Currency with the Other Currency on the Business Day immediately preceding the day on which any such judgment, or any relevant part thereof, is paid or otherwise satisfied.

                   (b) The obligations of each Credit Party in respect of any sum due from it to the Agent, the Lenders or the Issuing Bank hereunder and under the other Credit Documents shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in the Other Currency the Agent may in accordance with normal banking procedures purchase the Original Currency with the Other Currency; if the Original Currency so purchased is less than the sum originally due to the Agent, the Lenders or the Issuing Bank in the Original Currency, OSG and each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to severally indemnify the Agent, the Lenders and Issuing Bank against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Agent, the Lenders or the Issuing Bank in the Original Currency, the Agent, the Lenders or the Issuing Bank, as applicable, shall remit such excess to the applicable Credit Party.

             11.19 Currency of Payments. Notwithstanding any provision to the contrary herein or in any Credit Document, all payments made under or in connection with this Credit Agreement and the other Credit Documents shall be in lawful currency of the United States.

                          [SIGNATURE PAGES FOLLOW]



 IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above.


 GUARANTOR:           OUTSOURCING SERVICES GROUP, INC.
                         a Delaware corporation


                         By: /s/ Joe Sortais
                            ----------------------------
                         Name:  Joe Sortais
                         Title: Chief Financial Officer


 BORROWERS:           AEROSOL SERVICES COMPANY, INC.
                         a California corporation

                      PIEDMONT LABORATORIES, INC.
                         a Georgia corporation


                         By: /s/ Joe Sortais
                            ----------------------------
                         Name:  Joe Sortais
                         Title: Chief Financial Officer


 AGENT:               BT COMMERCIAL CORPORATION,
                         as Agent

                         By: /s/ Mark E. Funk
                            ----------------------------
                         Name:  Mark E. Funk
                         Title: Vice President


 LENDERS:             BT COMMERCIAL CORPORATION


                         By: /s/ Mark E. Funk
                            ----------------------------
                         Name:  Mark E. Funk
                         Title: Vice President


                     HELLER FINANCIAL, INC.


                         By: /s/ Terry A. Rothe
                            ----------------------------
                         Name:  Terry A. Rothe
                         Title: Senior Vice President


                     NATIONAL BANK OF CANADA


                         By: /s/ Thomas H. Hopkins
                            ----------------------------
                         Name:  Thomas H. Hopkins
                         Title: Vice President


                         By: /s/ Joseph Perdenza
                            ----------------------------
                         Name:  Joseph Perdenza
                         Title: Assistant Vice President


                     SUMITOMO BANK OF CALIFORNIA

                         By: /s/ Ann L. Darnall
                            ----------------------------
                         Name:  Ann L. Darnall
                         Title: Vice President


                     FLEET CAPITAL CORPORATION


                         By: /s/ Alisa Frederick
                            ----------------------------
                         Name:  Alisa Frederick
                         Title: Vice President